UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Targa Resources Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TARGA RESOURCES CORP.

1000 Louisiana Street

Suite 4300

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Targa Resources Corp.:

Notice is hereby given that the Annual Meeting of Stockholders of Targa Resources Corp. (the “Company”) will be held at 1000 Louisiana Street, Suite 4300, Houston, TX 77002 on Thursday, May 29, 2014, at 8:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1.	To elect three Class I Directors, each for a term of three years.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2014.

3.	To approve, on an advisory basis, the compensation philosophy, policies and procedures described in the “Executive Compensation and Other Information—Compensation Discussion and Analysis” (“CD&A”) section of the accompanying proxy statement, and the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation tables.

4.	To consider and vote on a shareholder proposal regarding publication of a report on methane emissions, if properly presented at the meeting.

5.	To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 1, 2014.

YOUR VOTE IS IMPORTANT

Please vote over the internet at www.envisionreports.com/TRGP or by phone at 1-800-652-8683 promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Paul W. Chung
Secretary
Houston, Texas
April 7, 2014

TARGA RESOURCES CORP. (the “Company”)

1000 Louisiana Street

Suite 4300

Houston, Texas 77002

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of the Company (the “Board of Directors”) requests your Proxy for the Annual Meeting of Stockholders (the “Annual Meeting”) that will be held Thursday, May 29, 2014, at 8:00 a.m. Central Time, at 1000 Louisiana Street, Suite 4300, Houston, TX 77002. By granting the Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the Proxy, or by signing and delivering to the Secretary of the Company a Proxy with a later date. Your attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Secretary of the Company before the Proxy is exercised or unless you vote your shares in person at the Annual Meeting.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making this proxy statement and its Annual Report on Form 10-K available to its stockholders electronically via the internet. The Company is sending on or about April 7, 2014, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to its stockholders of record as of the close of business on April 1, 2014, which Notice will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or e-mail copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person.

Stockholders of Record and Beneficial Owners

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by Proxy or to vote in person at the Annual Meeting. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the Notice by mail from the stockholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

QUORUM AND VOTING

Voting Stock. The Company’s common stock, par value $0.001 per share, is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 1, 2014. As of the record date, 42,158,748 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments. The presence, in person or by Proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If a quorum is not present, a majority of the stockholders entitled to vote who are present in person or by Proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Vote Required. Directors will be elected by the affirmative vote of the holders of a plurality of the shares present and entitled to be voted at the Annual Meeting. Ratification of the selection of the Company’s auditors will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. Approval of Items 3 and 4 require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. An automated system that the Company’s transfer agent administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Brokers do not have discretionary voting authority with respect to the election of directors. For ratification of the selection of the Company’s auditors, brokers will have discretionary authority in the absence of timely instructions from their customers. For approval of Items 3 and 4, brokers will not have discretionary authority in the absence of timely instructions from their customers. Broker non-votes will not have any effect on the outcome of voting on director elections or on Items 3 or 4. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. For purposes of voting on the ratification of the selection of auditors and Items 3 and 4, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal.

Default Voting. A Proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the Proxy. If you properly complete and submit a Proxy, but do not indicate any contrary voting instructions, your shares will be voted consistent with the Board of Directors recommendation as follows:

•	FOR the election of the three persons named in this proxy statement as the Board of Directors’ nominees for election as Class I Directors.

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s auditors for 2014.

•	FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

•	AGAINST the shareholder proposal that would require the Company to publish a report on methane emissions. Please see the statement by the Board of Directors regarding Item Four beginning on page 56.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

ITEM ONE

ELECTION OF DIRECTORS

The Board of Directors has nominated the following individuals for election as Class I Directors of the Company to serve for a three-year term to expire in 2017 and until either they are reelected or their successors are elected and qualified:

Charles R. Crisp

Laura C. Fulton

James W. Whalen

Messrs. Crisp and Whalen and Ms. Fulton are currently serving as Directors of the Company. Their biographical information is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the Proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Item One—Election of Directors” above, the Board of Directors of the Company will be, and the executive officers and other officers of the Company are:

Name	Age (1)	Position
Rene R. Joyce	66	Executive Chairman of the Board and Director
Joe Bob Perkins	53	Chief Executive Officer and Director
James W. Whalen	72	Advisor to Chairman and CEO and Director
Michael A. Heim	65	President and Chief Operating Officer
Jeffrey J. McParland	59	President—Finance and Administration
Roy E. Johnson	69	Executive Vice President
Paul W. Chung	54	Executive Vice President, General Counsel and Secretary
Matthew J. Meloy	36	Senior Vice President, Chief Financial Officer and Treasurer
John R. Sparger	60	Senior Vice President and Chief Accounting Officer
Charles R. Crisp	66	Director
Peter R. Kagan	45	Director
Chris Tong	57	Director
Ershel C. Redd Jr.	66	Director
Laura C. Fulton	50	Director

(1)	Ages as of April 1, 2014.

Rene R. Joyce has served as Executive Chairman of the Board the Company, the General Partner (the “General Partner”) of Targa Resources Partners LP (the “Partnership”) and TRI Resources Inc. (“TRI”) since January 1, 2012 and as a director of the Company since its formation on October 27, 2005 and of the General Partner since October 2006. Mr. Joyce previously served as Chief Executive Officer of the Company between October 27, 2005 and December 31, 2011, the General Partner between October 2006 and December 31, 2011 and TRI between February 2004 and December 31, 2011. He also served as director of TRI between 2004 and December 31, 2011 and was a consultant for the TRI predecessor company during 2003. He was also a member of the supervisory directors of Core Laboratories N.V. from 2000 to May 2013. Mr. Joyce served as a consultant in the energy industry from 2000 through 2003 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Joyce served as President of onshore pipeline operations of Coral Energy, LLC, a subsidiary of Shell Oil Company (“Shell”) from 1998 through 1999 and President of energy services of Coral Energy Holding, L.P. (“Coral”), a subsidiary of Shell which was the gas and power marketing joint venture between Shell and Tejas Gas Corporation (“Tejas”), during 1999. Mr. Joyce served as President of various operating subsidiaries of Tejas, a natural gas pipeline company, from 1990 until 1998 when Tejas was acquired by Shell. As the founding Chief Executive Officer of TRI, Mr. Joyce brings deep experience in the midstream business, expansive knowledge of the oil and gas industry, as well as relationships with chief executives and other senior management at peer companies, customers and other oil and natural gas companies throughout the world. His experience and industry knowledge, complemented by an engineering and legal educational background, enable Mr. Joyce to provide the board with executive counsel on the full range of business, technical, and professional matters.

Joe Bob Perkins has served as Chief Executive Officer and director of the Company, the General Partner and TRI since January 1, 2012. Mr. Perkins previously served as President of the Company between the date of its formation on October 27, 2005 and December 31, 2011, of the General Partner between October 2006 and December 31, 2011 and of TRI between February 2004 and December 31, 2011. He was a consultant for the TRI predecessor company during 2003. Mr. Perkins was an independent consultant in the energy industry from 2002 through 2003 and was an active partner in an outdoor advertising firm during a portion of such time period. Mr. Perkins served as President and Chief Operating Officer for the Wholesale Businesses, Wholesale Group and Power Generation Group of Reliant Resources, Inc. and its parent/predecessor companies, from 1998 to 2002 and Vice President, Corporate Planning and Development, of Houston Industries from 1996 to 1998. He served as Vice President, Business

Development, of Coral from 1995 to 1996 and as Director, Business Development, of Tejas from 1994 to 1995. Prior to 1994, Mr. Perkins held various positions with the consulting firm of McKinsey & Company and with an exploration and production company. Mr. Perkins’ intimate knowledge of all facets of the Company, derived from his service as President from its founding through 2011 and his current service as Chief Executive Officer and director, coupled with his broad experience in the oil and gas industry, and specifically in the midstream sector, his engineering and business educational background and his experience with the investment community enable Mr. Perkins to provide a valuable and unique perspective to the board on a range of business and management matters.

James W. Whalen has served as Advisor to Chairman and CEO of the Company, the General Partner and TRI since January 1, 2012 and as a director of the Company since its formation on October 27, 2005, of the General Partner since February 2007 and of TRI between 2004 and December 2010. Mr. Whalen previously served as Executive Chairman of the Board of the Company and TRI between October 25, 2010 and December 31, 2011 and of the General Partner between December 15, 2010 and December 31, 2011. He also served as President—Finance and Administration of the Company and TRI between January 2006 and October 2010 and the General Partner between October 2006 and December 2010 and for various Targa subsidiaries since November 2005. Between October 2002 and October 2005, Mr. Whalen served as the Senior Vice President and Chief Financial Officer of Parker Drilling Company. Between January 2002 and October 2002, he was the Chief Financial Officer of Diversified Diagnostic Products, Inc. He served as Chief Commercial Officer of Coral from February 1998 through January 2000. Previously, he served as Chief Financial Officer for Tejas from 1992 to 1998. Mr. Whalen brings a breadth and depth of experience as an executive, board member, and audit committee member across several different companies and in energy and other industry areas. His valuable management and financial expertise includes an understanding of the accounting and financial matters that the Partnership and industry address on a regular basis.

Michael A. Heim has served as President and Chief Operating Officer of the Company, the General Partner and TRI since January 1, 2012. Mr. Heim previously served as Executive Vice President and Chief Operating Officer of the Company between the date of its formation on October 27, 2005 and December 2011, of the General Partner between October 2006 and December 2011 and of TRI between April 2004 and December 2011 and was a consultant for the TRI predecessor company during 2003. Mr. Heim also served as a consultant in the energy industry from 2001 through 2003 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Heim served as Chief Operating Officer and Executive Vice President of Coastal Field Services, a subsidiary of The Coastal Corp. (“Coastal”) a diversified energy company, from 1997 to 2001 and President of Coastal States Gas Transmission Company from 1997 to 2001. In these positions, he was responsible for Coastal’s midstream gathering, processing, and marketing businesses. Prior to 1997, he served as an officer of several other Coastal exploration and production, marketing and midstream subsidiaries.

Jeffrey J. McParland has served as President—Finance and Administration of the Company and TRI since October 25, 2010 and of the General Partner since December 15, 2010. He has also served as a director of TRI since December 16, 2010. Mr. McParland served as Executive Vice President and Chief Financial Officer of the Company between October 27, 2005 and October 25, 2010 and of TRI between April 2004 and October 25, 2010 and was a consultant for the TRI predecessor company during 2003. He served as Executive Vice President and Chief Financial Officer of the General Partner between October 2006 and December 15, 2010 and served as a director of the General Partner from October 2006 to February 2007. Mr. McParland served as Treasurer of the Company from October 27, 2005 until May 2007, of the General Partner from October 2006 until May 2007 and of TRI from April 2004 until May 2007. Mr. McParland served as Secretary of TRI between February 2004 and May 2004, at which time he was elected as Assistant Secretary. Mr. McParland served as Senior Vice President, Finance of Dynegy Inc., a company engaged in power generation, the midstream natural gas business and energy marketing, from 2000 to 2002. In this position, he was responsible for corporate finance and treasury operations activities. He served as Senior Vice President, Chief Financial Officer and Treasurer of PG&E Gas Transmission, a midstream natural gas and regulated natural gas pipeline company, from 1999 to 2000. Prior to 1999, he worked in various engineering and finance positions with companies in the power generation and engineering and construction industries.

Roy E. Johnson has served as Executive Vice President of the Company since its formation on October 27, 2005, of the General Partner since October 2006 and of TRI since April 2004 and was a consultant for the TRI predecessor company during 2003. Mr. Johnson also served as a consultant in the energy industry from 2000 through 2003 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. He served as Vice President, Business Development and President of the International Group of Tejas from 1995 to 2000. In these positions, he was responsible for acquisitions, pipeline expansion and development projects in North and South America. Mr. Johnson served as President of Louisiana Resources Company, a company engaged in intrastate natural gas transmission, from 1992 to 1995. Prior to 1992, Mr. Johnson held various positions with a number of different companies in the upstream and downstream energy industry.

Paul W. Chung has served as Executive Vice President, General Counsel and Secretary of the Company since its formation on October 27, 2005, of the General Partner since October 2006 and of TRI since May 2004. Mr. Chung served as Executive Vice President and General Counsel of Coral from 1999 to April 2004; Shell Trading North America Company, a subsidiary of Shell, from 2001 to April 2004; and Coral Energy, LLC from 1999 to 2001. In these positions, he was responsible for all legal and regulatory affairs. He served as Vice President and Assistant General Counsel of Tejas from 1996 to 1999. Prior to 1996, Mr. Chung held a number of legal positions with different companies, including the law firm of Vinson & Elkins L.L.P.

Matthew J. Meloy has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and TRI since October 25, 2010 and of the General Partner since December 15, 2010. Mr. Meloy served as Vice President—Finance and Treasurer of the Company and TRI between April 2008 and October 2010, and as Director, Corporate Development of the Company and TRI between March 2006 and March 2008 and of the General Partner between March 2006 and March 2008. He has served as Vice President—Finance and Treasurer of the General Partner between April 2008 and December 15, 2010. Mr. Meloy was with The Royal Bank of Scotland in the structured finance group, focusing on the energy sector from October 2003 to March 2006, most recently serving as Assistant Vice President.

John R. Sparger has served as Senior Vice President and Chief Accounting Officer of the Company and TRI since January 2006 and of the General Partner since October 2006. Mr. Sparger served as Vice President, Internal Audit of the Company between October 2005 and January 2006 and of TRI between November 2004 and January 2006. Mr. Sparger served as a consultant in the energy industry from 2002 through September 2004, including TRI between February 2004 and September 2004, providing advice to various energy companies and entities regarding processes, systems, accounting and internal controls. Prior to 2002, he worked in various accounting and administrative positions with companies in the energy industry, audit and consulting positions in public accounting and consulting positions with a large international consulting firm.

Charles R. Crisp has served as a director of the Company since its formation on October 27, 2005 and of TRI between February 2004 and December 2010. Mr. Crisp was President and Chief Executive Officer of Coral Energy, LLC, a subsidiary of Shell Oil Company from 1999 until his retirement in November 2000, and was President and Chief Operating Officer of Coral from January 1998 through February 1999. Prior to this, Mr. Crisp served as President of the power generation group of Houston Industries and, between 1988 and 1996, as President and Chief Operating Officer of Tejas. Mr. Crisp is also a director of AGL Resources Inc., EOG Resources Inc. and IntercontinentalExchange Group, Inc. Mr. Crisp brings extensive energy experience, a vast understanding of many aspects of our industry and experience serving on the boards of other public companies in the energy industry. His leadership and business experience and deep knowledge of various sectors of the energy industry bring a crucial insight to the Board of Directors.

Peter R. Kagan has served as a director of the Company since its formation on October 27, 2005, of the General Partner between February 2007 and February 2013 and of TRI between February 2004 and December 2010. Mr. Kagan is a Managing director and Member of Warburg Pincus LLC, a New York limited liability company and a partner of Warburg Pincus & Co., a New York general partnership, where he has been employed since 1997. He became a partner of Warburg Pincus & Co. in 2002. He is also a member of Warburg Pincus’ Executive Management Group. Mr. Kagan currently serves on the board of Antero Resources Corporation, AAG Energy Limited, Brigham Resources LLC, Canbriam Energy Inc., Delonex Energy Limited, Fairfield Energy Limited, Hawkwood Energy LLC, Laredo Petroleum, Inc., MEG Energy Corp. and Venari Resources LLC. Mr. Kagan has

significant experience with energy companies and investments and broad familiarity with the industry and related transactions and capital markets activity, which enhance his contributions to the Board of Directors.

Laura C. Fulton has served as a director of the Company since February 26, 2013. Ms. Fulton has served as the Chief Financial Officer of Hi-Crush Proppants LLC since April 2012 and Hi-Crush GP LLC, the general partner of Hi-Crush Partners LP, since May 2012. From March 2008 to October 2011, Ms. Fulton served as Executive Vice President, Accounting and then Executive Vice President, Chief Financial Officer of AEI Services, LLC, an owner and operator of essential energy infrastructure assets in emerging markets. Prior to AEI, Ms. Fulton spent 12 years with Lyondell Chemical Company in various capacities, including as general auditor responsible for internal audit and the Sarbanes-Oxley certification process, and as the assistant controller. Prior to that, she spent 11 years with Deloitte & Touche in public accounting, with a focus on audit and assurance. As a chief financial officer, general auditor and external auditor, Ms. Fulton brings to the company extensive financial, accounting and compliance process experience. Ms. Fulton’s experience as a financial executive in the energy industry, including her current position with an MLP, also brings industry and capital markets experience to the board.

Chris Tong has served as a director of the Company since January 2006 and of TRI between January 2006 and December 2010. Mr. Tong is a director of Kosmos Energy Ltd. He also served as a director of Cloud Peak Energy Inc. from October 2009 until May 2012. He served as Senior Vice President and Chief Financial Officer of Noble Energy, Inc. from January 2005 until August 2009. He also served as Senior Vice President and Chief Financial Officer for Magnum Hunter Resources, Inc. from August 1997 until December 2004. Prior thereto, he was Senior Vice President of Finance of Tejas Acadian Holding Company and its subsidiaries, including Tejas Gas Corp., Acadian Gas Corporation and Transok, Inc., all of which were wholly-owned subsidiaries of Tejas Gas Corporation. Mr. Tong held these positions from August 1996 until August 1997, and had served in other treasury positions with Tejas since August 1989. Mr. Tong brings a breadth and depth of experience as a chief financial officer in the energy industry, a financial executive, a director of other public companies and a member of other audit committees. He brings significant financial, capital markets and energy industry experience to the board and in his position as the Chairman of our Audit Committee.

Ershel C. Redd Jr. has served as a director of the Company since February 2011. Mr. Redd has served as a consultant in the energy industry since 2008 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Redd was President and Chief Executive Officer of El Paso Electric Company, a public utility company, from May 2007 until March 2008. Prior to this, Mr. Redd served in various positions with NRG Energy, Inc., a wholesale energy company, including as Executive Vice President – Commercial Operations from October 2002 through July 2006, as President – Western Region from February 2004 through July 2006, and as a director between May 2003 and December 2003. On May 14, 2003, NRG filed for protection under Chapter 11 of the Federal Bankruptcy Code. On November 24, 2003, NRG’s Chapter 11 Plan of Reorganization was confirmed. Mr. Redd served as Vice President of Business Development for Xcel Energy Markets, a unit of Xcel Energy Inc., from 2000 through 2002, and as President and Chief Operating Officer for New Century Energy’s (predecessor to Xcel Energy Inc.) subsidiary, Texas Ohio Gas Company, from 1997 through 2000. Mr. Redd brings to the Company extensive energy industry experience, a vast understanding of varied aspects of the energy industry and experience in corporate performance, marketing and trading of natural gas and natural gas liquids, risk management, finance, acquisitions and divestitures, business development, regulatory relations and strategic planning. His leadership and business experience and deep knowledge of various sectors of the energy industry bring a crucial insight to the Board of Directors.

MEETINGS AND COMMITTEES OF DIRECTORS

Board of Directors

Our Board of Directors consists of eight members. The board reviewed the independence of our directors using the independence standards of the New York Stock Exchange (“NYSE”) and various other factors discussed under “Director Independence,” and, based on this review, determined that Messrs. Crisp, Kagan, Redd and Tong and Ms. Fulton are independent within the meaning of the NYSE listing standards currently in effect. The board held eight meetings during 2013, and its independent directors met in executive session two times during 2013. During 2013, each of the directors attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings of all committees of the board on which that director served.

Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2014, 2015 and 2016, respectively. The Class I directors are Messrs. Crisp and Whalen and Ms. Fulton, the Class II directors are Messrs. Redd and Perkins and the Class III directors are Messrs. Kagan, Tong and Joyce. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Committees of the Board of Directors

Our Board of Directors has four standing committees—an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Conflicts Committee—and may have such other committees as the Board of Directors shall determine from time to time. Each of the standing committees of the Board of Directors has the composition and responsibilities described below.

Audit Committee

The members of our Audit Committee are Messrs. Tong and Redd and Ms. Fulton. Mr. Tong is the Chairman of this committee. Our Board of Directors has affirmatively determined that Messrs. Tong and Redd and Ms. Fulton are independent as described in the rules of the NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has also determined that, based upon relevant experience, Mr. Tong is an “audit committee financial expert” as defined in Item 407 of Regulation S-K.

This committee oversees, reviews, acts on and reports on various auditing and accounting matters to our Board of Directors, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements. We have adopted an Audit Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com. The Audit Committee held six meetings during 2013.

Compensation Committee

The members of our Compensation Committee are Messrs. Kagan, Crisp and Redd. Mr. Redd is the Chairman of this committee. This committee establishes salaries, incentives and other forms of compensation for officers and other employees. Our Compensation Committee also administers our incentive compensation and benefit plans. We have adopted a Compensation Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com. The Compensation Committee held five meetings during 2013. Our Board of Directors has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Compensation Committee membership; (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act; and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee has the authority to retain, compensate, direct, oversee and terminate outside counsel, compensation consultants and other advisors hired to assist the Compensation Committee. For 2013, the Compensation Committee retained BDO USA, LLP (the “Compensation Consultant” or “BDO”) as its independent compensation consultant for matters related to executive and non-management director compensation. The Compensation Consultant reports to the Compensation Committee and does not provide any additional services to us.

In July 2013, the Compensation Committee considered the independence of BDO in light of new SEC rules and the NYSE listing standards. The Compensation Committee requested and received a letter from BDO addressing the consulting firm’s independence, including the following factors:

•	Other services provided to us by BDO;

•	Fees paid by us as a percentage of BDO’s total revenue;

•	Policies or procedures maintained by BDO that are designed to prevent a conflict of interest;

•	Any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee;

•	Any stock of the Company owned by the individual consultants involved in the engagement; and

•	Any business or personal relationships between our executive officers and BDO or the individual consultants involved in the engagement.

The Compensation Committee discussed these considerations and concluded that the work of BDO did not raise any conflict of interest.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are Messrs. Kagan, Crisp and Tong. Mr. Kagan is the Chairman of this committee. This committee identifies, evaluates and recommends qualified nominees to serve on our Board of Directors, develops and oversees our internal corporate governance processes and maintains a management succession plan. We have adopted a Nominating and Governance Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com. The Nominating and Governance Committee held one meeting during 2013. Our Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the NYSE’s rules governing board membership.

In evaluating director candidates, the Nominating and Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the board to fulfill their duties.

Conflicts Committee

The members of our Conflicts Committee are Messrs. Crisp, Redd and Tong. Mr. Redd is the Chairman of this committee. This committee reviews matters of potential conflicts of interest, as directed by our Board of Directors. The Conflicts Committee did not meet during 2013.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) contains statements regarding our compensation programs and our executive officers’ business priorities related to our compensation programs and target payouts under the programs. These business priorities are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance.

Overview

Compensatory arrangements with our executive officers identified in the Summary Compensation Table (“named executive officers”) are approved by the Compensation Committee of our Board of Directors (the “Compensation Committee”). For 2013, our named executive officers were:

•	Rene R. Joyce—Executive Chairman of the Board;

•	Joe Bob Perkins—Chief Executive Officer;

•	James W. Whalen—Advisor to Chairman and CEO;

•	Michael A. Heim—President and Chief Operating Officer; and

•	Matthew J. Meloy—Senior Vice President, Chief Financial Officer and Treasurer.

Our named executive officers also serve as executive officers of Targa Resources GP LLC (the “General Partner”), which is the General Partner of Targa Resources Partners LP (the “Partnership”), a publicly traded Delaware limited partnership. The Company owns a 13.4% interest in the Partnership, including the 2% General Partner interest, and is the indirect parent of the General Partner. The compensation information described in this CD&A and contained in the tables that follow reflects all compensation received by our named executive officers for the services they provide to us and for the services they provide to the General Partner and the Partnership for the years covered.

All decisions regarding this compensation are made by the Compensation Committee, except that long-term equity incentive awards recommended by the Compensation Committee under the Targa Resources Partners Long-Term Incentive Plan are approved by the board of directors of the General Partner who oversees that plan. The named executive officers devote their time as needed to the conduct of our business and affairs and the conduct of the Partnership’s business and affairs. During 2013, the Partnership reimbursed us and our affiliates for the compensation of our named executive officers pursuant to the Partnership’s partnership agreement and, until its expiration in April 2013, the terms, and subject to the limitations, of the Omnibus Agreement. See “—Transactions with Related Persons—Reimbursement of Operating and General and Administrative Expense” for additional information regarding the Partnership’s reimbursement obligations for 2013 following the expiration of the Omnibus Agreement.

The Compensation Committee believes that the actions it has taken to govern compensation in a responsible way as described in this CD&A and the Company’s performance over its trading history demonstrate that our compensation programs are structured to pay reasonable amounts for performance based on our understanding of the markets and the fact that our shareholders have realized substantial returns.

We held our first advisory say on pay vote regarding executive compensation at our 2011 Annual Meeting. At that meeting, more than 99% of the votes cast by our shareholders approved the compensation paid to our named executive officers as described in the CD&A and the other related compensation tables and disclosures contained in our Proxy Statement filed with the SEC on April 4, 2011. The Board of Directors and the Compensation Committee reviewed the results of this vote and concluded that with this level of support, no changes to our compensation design and philosophy needed to be considered as a result of the vote. In accordance with the preference expressed by our shareholders to conduct an advisory vote on executive compensation every three years, the next advisory vote will occur as part of this 2014 Annual Meeting. See “Item Three—Advisory Vote On Executive Compensation” for additional information.

Summary of Key Strategic Results

Our main source of cash flow is from our general and limited partner interests and our incentive distribution rights in the Partnership. As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our 2013 strategic and operational accomplishments, our 2013 financial results and the 2013 financial results of the Partnership demonstrate the significant increases in both our business scale and diversity and in our results of operations in comparison to 2012. In summary, some of our more significant financial, operational and strategic highlights in 2013 included:

•

On balance, excellent execution across our businesses, including strong financial performance, with the Partnership’s adjusted EBITDA for 2013 22% higher than 2012 and slightly above the mid-range of public guidance;

•

Excellent execution on announced expansion projects, with over $1 billion of capital expenditures for growth projects that were placed in service during 2013 and completed on or ahead of schedule and on or below budget, and with projects scheduled for completion in 2014 on track;

•	Continued development of our potential future expansion project portfolio, with over $1.5 billion of identified growth projects;

•	Tremendous effort and solid growth of our recently acquired Bakken Shale midstream business; and

•

A continued strong track record and performance regarding safety, with several industry safety recognitions in 2013, and compliance in all aspects of our business, including environmental and regulatory compliance.

See “—Components of Executive Compensation Program for Fiscal 2013—Annual Cash Incentive Bonus” for further discussion of these summary highlights.

Summary of 2013 and 2014 Compensation Decisions

While the compensation arrangements for our named executive officers during fiscal 2013 remained substantially similar to those in place during fiscal 2012, specific compensatory changes in 2013 included the following:

•

Base salary raises were approved for certain named executive officers, ranging from 5% to 18%. Messrs. Joyce and Whalen did not receive base salary increases for 2013 at their request. The Compensation Committee authorized base salary increases for the other named executive officers in order to align the total direct compensation of these individuals more closely with the total direct compensation provided to similarly situated executives at companies within our 2013 Peer Group, adjusted for company size, and to reflect professional growth and the assumption of additional responsibilities. See “—Methodology and Process—Role of Peer Group and Benchmarking” for a description of the companies that comprise the 2013 Peer Group and of the methodology employed by BDO, the independent compensation consultant engaged by the Compensation Committee, to adjust Peer Group total direct compensation for company size.

•

Mr. Perkins’ target bonus percentage for 2013 under our annual incentive plan was increased from 80% of base salary to 100% of base salary in order to align his total direct compensation more closely with the total direct compensation provided to similarly situated chief executive officers at companies within our 2013 Peer Group, adjusted for company size. For similar reasons, the long-term equity incentive award opportunity for 2013 for Messrs. Perkins and Heim was also increased.

•

Provisions were added to our restricted stock awards and equity settled performance unit awards to permit continued vesting of the awards following an executive’s retirement from employment with us, subject to certain conditions. Additional information is provided below under “—Components of

Executive Compensation Program for Fiscal 2013—Long-Term Equity Incentive Awards—Equity-Settled Performance Unit Awards.”

Consistent with, and in recognition of, our achievements in 2013 described above under “—Summary of Key Strategic Results,” in January 2014 the Compensation Committee approved 2013 annual cash incentive bonuses to our named executive officers at 175% of the target level. The Compensation Committee also approved base salary raises and increases in the target bonus percentages and long-term incentive plan opportunities for certain named executive officers for 2014 to bring the total direct compensation of our named executive officers more closely in line with the total direct compensation provided to similarly situated executives at companies within our 2014 Peer Group, adjusted for company size. See “—Changes for 2014” for additional information regarding base salary, target bonus percentage and long-term incentive plan opportunity increases effected for fiscal 2014 and for a description of our Peer Group companies for 2014.

Discussion and Analysis of Executive Compensation

Compensation Philosophy and Elements

The following compensation objectives guide the Compensation Committee in its deliberations about executive compensation matters:

•

Competition Among Peers. The Compensation Committee believes our executive compensation program should enable us to attract and retain key executives by providing a total compensation program that is competitive with the market in which we compete for executive talent, which encompasses not only midstream natural gas companies but also other energy industry companies as described in “—Methodology and Process—Role of Peer Group and Benchmarking” below.

•

Accountability for Performance. The Compensation Committee believes our executive compensation program should ensure an alignment between our strategic, operational and financial performance and the total compensation received by our named executive officers. This includes providing compensation for performance that reflects individual and company performance both in absolute terms and relative to our Peer Group.

•

Alignment with Shareholder Interests. The Compensation Committee believes our executive compensation program should ensure a balance between short-term and long-term compensation while emphasizing at-risk or variable compensation as a valuable means of supporting our strategic goals and aligning the interests of our named executive officers with those of our shareholders.

•	Supportive of Business Goals. The Compensation Committee believes that our total compensation program should support our business objectives and priorities.

Consistent with this philosophy and the compensation objectives, our 2013 executive compensation program was comprised of the following elements of compensation:

Compensation Element	Description	Role in Total Compensation
Base Salary	Competitive fixed-cash compensation based on individual’s role, experience, qualifications and performance	• A core element of competitive total compensation, important in attracting and retaining key executives

Annual Cash Incentive Bonus	Variable cash payouts tied to achievement of annual financial, operational and strategic business priorities and determined in the sole discretion of the Compensation Committee

•   Aligns named executive officers with annual strategic, operational and financial results

•   Recognizes individual and performance-based contributions to annual results

•   Supplements base salary to help attract and retain executives

Compensation Element	Description	Role in Total Compensation
Long-Term Equity Incentive Awards	Restricted stock awards granted under our Stock Incentive Plan Equity-settled performance unit awards granted under the Partnership’s Long-Term Incentive Plan

•   Aligns named executive officers with sustained long-term value creation

•   Creates opportunity for a meaningful and sustained ownership stake

•   Combined with salary and annual bonus, provides a competitive target total direct compensation opportunity substantially contingent on our performance relative to our LTIP Peer Group

Benefits	401(k) plan, health and welfare benefits

•   Our named executive officers are eligible to participate in benefits provided to other Company employees

•   Contributes toward financial security for various life events (e.g., disability or death)

•   Generally competitive with companies in the midstream sector

Post-Termination Compensation	“Double trigger” cash change in control payments

•   Helps mitigate possible disincentives to pursue value-added merger or acquisition transactions if employment prospects are uncertain

•   Provides assistance with transition if post-transaction employment is not offered

Perquisites	None, other than minimal parking subsidies	• Compensation Committee’s policy is not to pay for perquisites for any of our named executive officers, other than minimal parking subsidies

Fiscal 2013 Total Direct Compensation

We review the mix of base salary, annual cash incentive bonuses and long-term equity incentive awards (i.e., total direct compensation) each year for the Company and for our Peer Group. We view the various components of total direct compensation as related but distinct and emphasize pay for performance, with a significant portion of total direct compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. Although we typically target annual long-term equity incentive awards as a percentage of base salary, we have historically not operated under any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, we believe that our compensation packages are representative of an appropriate mix of compensation components, and we anticipate that we will continue to utilize a similar, though not identical, mix of compensation in future years.

The approximate allocation of target total direct compensation for our named executive officers in fiscal 2013 is presented below. This reflects (i) the salary rates in effect as of December 31, 2013, (ii) target annual cash incentive bonuses for services performed in fiscal 2013, and (iii) the grant date fair value of long-term equity incentive awards granted during fiscal 2013.

Fiscal 2013 Target Total Direct Compensation

	Rene J. Joyce	Joe Bob Perkins	James W. Whalen	Michael A. Heim	Matthew J. Meloy
Base Salary	26%	25%	31%	27%	38%
Annual Cash Incentive Bonus	26%	25%	25%	22%	19%
Long-Term Equity Incentive Awards	48%	50%	44%	51%	43%
Total	100%	100%	100%	100%	100%

In the last three calendar years, the target total direct compensation (base salary plus target cash incentive bonus plus grant date fair value of long-term equity incentive awards) available to our Chief Executive Officer has been set by the Compensation Committee at a level that is approximately 75% of the market total compensation level. Market compensation level is determined by the Compensation Consultant using a regression analysis for our Peer Group that adjusts for company size and that predicts total direct compensation as correlated to market capitalization and total assets. The following chart illustrates the relationship between the target total direct compensation available to our Chief Executive Officer and the market level developed by our Compensation Consultant for the last three years. The compensation shown for the Chief Executive Officer in 2011 relates to the last year Mr. Joyce served in that capacity. Mr. Perkins became the Chief Executive Officer effective January 1, 2012.

Because incentive compensation (i.e., target annual cash incentive bonus and grant date fair value of long-term equity incentive awards) comprised 75% of our Chief Executive Officer’s total compensation opportunity for 2013, the amount of compensation he ultimately realizes from these awards may be more or less than the target amount as determined in particular by our Compensation Committee’s evaluation of our performance, the total unitholder return on the Partnership’s common units on both an absolute basis and relative to peer companies and the total shareholder return on our common stock.

Annual Total Shareholder Return

In the last three calendar years, we have delivered annual total returns to our shareholders of 70.8% (for 2013), 33.6% (for 2012) and 55.2% (for 2011).

Methodology and Process

Role of Compensation Consultant in Setting Compensation

The Compensation Committee retained BDO as its independent Compensation Consultant to advise the Compensation Committee on matters related to executive and non-management director compensation for 2013. During 2012 and 2013, the Compensation Committee received advice from the Compensation Consultant with respect to the development and structure of our 2013 executive compensation program. As discussed above under “Meetings and Committees of Directors—Committees of the Board of Directors—Compensation Committee,” the Compensation Committee has concluded that we do not have any conflicts of interest with the Compensation Consultant.

Role of Peer Group and Benchmarking

When evaluating annual compensation levels for each named executive officer, the Compensation Committee, with the assistance of the Compensation Consultant and senior management, reviews publicly available compensation data for executives in our Peer Group as well as compensation surveys. The Compensation Committee then uses that information to help set compensation levels for the named executive officers in the context of their roles, levels of responsibility, accountability and decision-making authority within our organization and in the context of company size relative to the other Peer Group members. While compensation data from other companies is considered, the Compensation Committee and senior management do not attempt to set compensation components to meet specific benchmarks.

The Peer Group company data that is reviewed by senior management and the Compensation Committee is simply one factor out of many that is used in connection with the establishment of compensation opportunities for our officers. The other factors considered include, but are not limited to, (i) available compensation data, rankings and comparisons, (ii) effort and accomplishment on a group and individual basis, (iii) challenges faced and challenges overcome, (iv) unique skills, (v) contribution to the management team and (vi) the perception of both the Board of Directors and the Compensation Committee of our performance relative to expectations and actual market/business conditions. All of these factors, including Peer Group company data and analysis, are utilized in a subjective assessment of each year’s decisions relating to base salary, annual cash incentive bonus, and long-term equity incentive award decisions.

To reflect the market in which we compete for executive talent, the Peer Group considered by the Compensation Committee in consultation with senior management for compensation comparison purposes each year includes companies in three comparator groups: (1) midstream master limited partnerships (“MLPs”), (2)

exploration and production companies (“E&Ps”), and (3) energy utilities. Our analysis places greater weight on the compensation data reported by other publicly-traded midstream MLPs. E&Ps and utilities selected for the Peer Group, in the Compensation Committee’s opinion, provide relevant reference points because they have similar or related operations, compete in the same or similar markets, face similar regulatory challenges and require similar skills, knowledge and experience of their executive officers as we require of our executive officers.

Because many companies in the Peer Group may be larger than we are as measured by market capitalization and total assets, with the assistance of the Compensation Consultant, compensation data for the Peer Group companies is analyzed using multiple regression analysis to develop a prediction of the total compensation that Peer Group companies of comparable size to us would offer similarly-situated executives. The regressed data is analyzed separately for each of the three comparator groups and is then weighted as follows to develop a reference point for assessing our total executive pay opportunity relative to market practice: (1) MLPs (given a 70% weighting), (2) E&Ps (given a 15% weighting) and (3) utility companies (given a 15% weighting). For 2013, the “Peer Group” companies (for purposes of determining 2013 compensation levels) were:

•

MLP peer companies: Atlas Pipeline Partners, L.P., Copano Energy, L.L.C., Crosstex Energy, L.P., DCP Midstream Partners, LP, Enbridge Energy Partners L.P., Energy Transfer Partners, L.P., Enterprise Products Partners L.P., Magellan Midstream Partners, L.P., MarkWest Energy Partners, L.P., NuStar Energy L.P., ONEOK Partners, L.P., Plains All American Pipeline, L.P., Regency Energy Partners LP and Williams Partners L.P.

•

E&P peer companies: Apache Corporation, Anadarko Petroleum Corporation, Cabot Oil & Gas Corporation, Cimarex Energy Company, Denbury Resources Inc., Devon Energy Corporation, EOG Resources, Inc., Murphy Oil Corporation, Newfield Exploration Company, Noble Energy Inc., Penn Virginia Corporation, Pioneer Natural Resources Company, Southwestern Energy Company and Ultra Petroleum Corporation

•

Utility peer companies: CenterPoint Energy, Inc., Dominion Resources Services, Inc., Enbridge Inc., EQT Corporation, National Fuel Gas Company, NiSource Inc., ONEOK, Inc., Questar Corporation, Sempra Energy, Spectra Energy Company, TransCanada Corporation and The Williams Companies Inc.

Based upon the recommendation of our Compensation Consultant, we made the following changes to the 2012 Peer Group to create the 2013 Peer Group: (i) removed two companies, Petrohawk Energy Corp. and Southern Union Co., which were no longer publicly traded, and (ii) added Plains All American Pipeline, L.P.

Senior management and the Compensation Committee review our compensation-setting practices and Peer Group companies on at least an annual basis. See “—Changes for 2014” for a description of the changes that were made to the Peer Group for 2014 compensation purposes.

Role of Senior Management in Establishing Compensation for Named Executive Officers

Typically, under the direction of the Compensation Committee, senior management consults with the Compensation Consultant and reviews market data and evaluates relevant compensation levels and compensation program elements towards the end of each fiscal year. Based on these consultations and assessments of performance relative to business priorities, senior management submits emerging conclusions and, subsequently, a proposal to the Chairman of the Compensation Committee. The proposal includes a recommendation of base salary, target annual cash incentive bonus opportunity and long-term equity incentive awards to be paid or awarded to executive officers for the next fiscal year. In addition, the proposal includes a recommendation regarding the annual cash incentive bonus amount to be paid for the current fiscal year.

The Chairman of the Compensation Committee reviews and discusses the proposal with senior management and the Compensation Consultant and may discuss it with the other members of the Compensation Committee, other members of the Board of Directors, the full Board of Directors and/or the full board of directors of the General Partner. The Chairman of the Compensation Committee may request that senior management provide him with additional information or reconsider or revise the proposal. The resulting recommendation is then submitted to the full Compensation Committee for consideration, which typically invites other members of the Board of Directors and the directors of the General Partner, and also meets separately with the Compensation Consultant. The final compensation decisions are reported to the Board of Directors.

Our senior management typically has no other role in determining compensation for our named executive officers. The Compensation Committee may delegate the approval of equity based award grants and other transactions and responsibilities regarding the administration of our equity compensation program to the Executive Chairman of the Board or the Chief Executive Officer with respect to employees other than our Section 16 officers. Our executive officers are delegated the authority and responsibility to determine the compensation for all other employees.

Components of Executive Compensation Program for Fiscal 2013

Base Salary

The base salaries for our named executive officers are set and reviewed annually by the Compensation Committee. Base salaries for our named executive officers have been established based on Peer Group analysis and historical salary levels for these officers, as well as the relationship of their salaries to those of our other executive officers, taking into consideration the value of the total direct compensation opportunities available to our executive officers, including the annual cash incentive and long-term equity incentive award components of our compensation program. The other factors listed above under “—Methodology and Process—Role of Peer Group and Benchmarking” are also considered.

For 2013, the Compensation Committee authorized increases in base salary for certain of our named executive officers, effective March 1, 2013, as set forth in the following table. Salaries were increased to better align total direct compensation opportunities with the target total direct compensation provided to similarly situated executives at companies within our 2013 Peer Group, adjusted for company size and, in the case of Messrs. Perkins and Meloy, to reflect increased responsibilities within the organization. Messrs. Joyce and Whalen did not receive a base salary increase for 2013 at their request.

	Prior Salary	Base Salary Effective March 1, 2013	Percent Increase
Rene R. Joyce	$560,000	$560,000	0%
Joe Bob Perkins	480,000	525,000	9%
James W. Whalen	480,000	480,000	0%
Michael A. Heim	460,000	485,000	5%
Matthew J. Meloy	275,000	325,000	18%

Annual Cash Incentive Bonus

For 2013, our named executive officers were eligible to receive annual cash incentive bonuses under the 2013 Annual Incentive Plan (the “2013 Bonus Plan”), which was approved by the Compensation Committee in January 2013. The funding of the cash bonus pool and the payment of individual cash bonuses to executive management, including our named executive officers, are subject to the sole discretion of the Compensation Committee and will generally be determined near or following the end of the year to which the bonus relates.

The target amount of the cash bonus pool for all employees is equal to the sum of the target bonus amounts for all participants in the 2013 Bonus Plan. Each participant’s target bonus amount is equal to the product of the participant’s base salary (at the rate in effect as of the last day of the year to which the bonus relates) and the participant’s target bonus percentage, which may generally range from 6% to 100%. For purposes of the 2013 Bonus Plan, the percentage of base salary that was set as the “target” amount for each named executive officer’s bonus was as follows:

	Target Bonus Percentage (as a % of Base Salary)	Target Bonus Amount
Rene R. Joyce	100%	$560,000

Joe Bob Perkins	100%	525,000
James W. Whalen	80%	384,000
Michael A. Heim	80%	388,000
Matthew J. Meloy	50%	162,500

For 2013, Mr. Perkin’s target bonus percentage was increased from 80% to 100% to align his total direct compensation more closely with the total direct compensation provided to similarly situated chief executive officers at companies within our Peer Group, adjusted for company size. The target bonus percentages for the other named executive officers did not change from the level in effect in 2012.

The Chief Executive Officer and the Compensation Committee relied on the Compensation Consultant and market data from Peer Group companies and broader industry compensation practices to establish the target bonus percentages for the named executive officers and the applicable threshold, target and maximum percentage levels for funding the cash bonus pool, which are generally consistent with both Peer Group company and broader energy compensation practices.

The Compensation Committee, after consultation with the Chief Executive Officer, established the following overall threshold, target and maximum levels for the 2013 Bonus Plan: (i) 50% of the target amount of the cash bonus pool would be funded in the event that the Compensation Committee determined that our business priorities had been met for the year at a threshold level; (ii) 100% of the target amount of the cash bonus pool would be funded in the event that the Compensation Committee determined that our business priorities had been met for the year at a target level; and (iii) 200% of the target amount of the cash bonus pool would be funded in the event that the Compensation Committee determined that our business priorities had been met for the year at a maximum level. While the established threshold, target and maximum levels provide general guidelines in determining the funding level of the cash bonus pool each year, senior management recommends a funding level to the Compensation Committee based on our achievement of specified business priorities for the year, and the Compensation Committee ultimately determines the total amount to be allocated to the cash bonus pool in its sole discretion based on its assessment of the business priorities and our overall performance for the year.

For purposes of determining the actual funding level of the cash bonus pool and the amount of individual bonus awards under the 2013 Bonus Plan, the Compensation Committee focused on the business priorities listed in the table below. These priorities are not objective in nature—they are subjective, and performance in regard to these priorities is ultimately evaluated by the Compensation Committee in its sole discretion. As such, success does not depend on achieving a particular target; rather, success is evaluated based on past norms, expectations and unanticipated obstacles or opportunities that arise. For example, hurricanes and deteriorating or changing market conditions may alter the priorities initially established by the Compensation Committee such that certain performance that would otherwise be deemed a negative may, in context, be a positive result. This subjectivity allows the Compensation Committee to account for the full industry and economic context of our actual performance and that of our personnel. The Compensation Committee considers all strategic priorities and reviews performance against the priorities and context but does not apply a formula or assign specific weightings to the strategic priorities in advance.

2013 Business Priority	Committee Consensus	Overall Assessment

Continue to control all operating, capital and general and administrative (“G&A”) costs

Continue priority emphasis and strong performance relative to a safe workplace

Reinforce business philosophy and mindset that promotes compliance with all aspects of our business including environmental and regulatory compliance

Exceeded Exceeded Achieved

•  On balance, excellent execution across our businesses, including strong financial performance, with the Partnership’s adjusted EBITDA for 2013 22% higher than 2012 and slightly above the mid-range of public guidance:

•  Excellent execution on: volume growth for Field Gathering and Processing, fractionation and exports; major project execution; expense control; distribution and dividend growth; credit, inventory, hedging and balance sheet management; and capital markets execution, including equity under the Partnership’s “At the Market” equity sales program

•  Somewhat offset by lower Coastal Gathering and Processing

2013 Business Priority	Committee Consensus	Overall Assessment
Continue to tightly manage credit, inventory, interest rate and commodity price exposures	Achieved

volumes, project delays at Sound and Channelview and startup/integration challenges at Badlands

•  Excellent execution on announced expansion projects including: Phase I of the low ethane propane export project; Cedar Bayou Fractionator (“CBF”) Train 4 expansion, and High Plains Plant, Longhorn Plant and Phase II of the low ethane propane export project under construction; over $1 billion of capital expenditures for growth projects placed in service during 2013 that were completed on or ahead of schedule and on or below budget; projects scheduled for completion in 2014 on track

•  Continued development of our potential future expansion project portfolio, with over $1.5 billion of identified growth projects, including: CBF Train 5; condensate splitter; potential pipeline and/or processing plant projects in the Permian Basin; and additional processing in Badlands

•  Tremendous effort and solid growth of Badlands operations in the Bakken in challenging environment: including producer deals and connections, progress on growth projects and strong year-end volume ramp

•  Strong track record and performance regarding safety and compliance in all aspects of our business, including environmental and regulatory compliance; continued industry recognition through safety awards

•  Expansion construction programs in 2013 involved over 2000 contractor full time equivalents at our facilities with no significant safety incidents

Execute on major capital and development projects, such as finalizing negotiations, completing projects on time and on budget, and optimizing economics and capital funding	Exceeded
Pursue selected growth opportunities, including new gathering and processing build-outs, fee-based capital expenditure projects and potential purchases of strategic assets	Exceeded
Pursue commercial and financial approaches to achieve maximum value and manage risks	Exceeded
Execute on all business dimensions, including 2013 guidance for EBITDA and distribution / dividend growth as furnished from time to time	Exceeded
Successfully integrate and commercialize the Bakken Shale midstream business including contribution to 2013 guidance	Achieved
Continue to attract and retain needed operational and professional talent	Achieved

After assessing the results of the 2013 business priorities as summarized above, in January 2014 the Compensation Committee, in its sole discretion, approved a cash bonus pool equal to 175% of the target level under the 2013 Bonus Plan. The Compensation Committee determined to fund the bonus pool above the target level because it considered overall performance, including organizational performance, to have substantially exceeded expectations based on its assessment of the 2013 business priorities.

This subjective assessment that performance substantially exceeded expectations was based on a qualitative evaluation rather than a mechanical, quantitative determination of results across each of the business priorities, and occurred with the background and ongoing context of (i) refinements of the 2013 business priorities by the Board of Directors and the Compensation Committee, (ii) continued discussion and active dialogue between the Board of Directors and the Compensation Committee and management about priorities and performance, including routine reports sent to the Board of Directors and the Compensation Committee, (iii) detailed monthly performance communications to the Board of Directors, (iv) presentations and discussions in subsequent Board of Directors and Compensation Committee meetings, and (v) further discussion among the Board of Directors and Compensation Committee of our performance relative to expectations near the end and following the end of 2013. The extensive business and board of director experience of the members of the Compensation Committee and of our Board of Directors provides the perspective to make this subjective assessment in a qualitative manner and to evaluate management performance overall and the performance of individual executive officers.

In connection with determining the funding level of the cash bonus pool, the Compensation Committee also determined the amount of the annual cash incentive bonus payments to be made to each named executive officer under the 2013 Bonus Plan based on an evaluation of the executive group and each officer’s individual performance for the year. Because the funding level of the cash bonus pool was set at 175% of the target amount, each named executive officer was awarded a bonus amount equal to 175% of his respective target bonus amount, multiplied by a designated multiple determined by the Compensation Committee for each named executive officer based on his individual performance. The Compensation Committee determined that a performance multiplier of 1.25x should be applied to Mr. Meloy’s bonus amount for the year, based on his individual performance including his role in leading the Partnership’s capital market activities during 2013 and in leading our and the Partnership’s overall financial strategies. All other named executive officers received a 1.0x multiplier. The dollar amounts of the annual cash incentive bonus awards received by the named executive officers under the 2013 Bonus Plan paid on February 28, 2014 are as follows:

	Target Bonus Amount	Individual Performance Factor	Company Performance Factor	Actual Bonus Amount
Rene R. Joyce	$560,000	1.0	1.75	$980,000
Joe Bob Perkins	525,000	1.0	1.75	918,750
James W. Whalen	384,000	1.0	1.75	672,000
Michael A. Heim	388,000	1.0	1.75	679,000
Matthew J. Meloy	162,500	1.25	1.75	355,469

Long-Term Equity Incentive Awards

In connection with our initial public offering in December 2010, we adopted the 2010 Stock Incentive Plan (the “Stock Incentive Plan”) under which we may grant to the named executive officers, other key employees, consultants and directors certain equity-based awards, including restricted stock, restricted stock units, bonus stock and performance-based awards. In addition, the General Partner sponsors and maintains the Targa Resources Partners Long-Term Incentive Plan (the “Long-Term Incentive Plan”), under which the General Partner may grant equity-based awards related to the Partnership’s common units to individuals, including the named executive officers, who provide services to the Partnership.

The Compensation Committee determines the amount of long-term equity incentive awards under the Stock Incentive Plan and recommends to the board of directors of the General Partner an amount of long-term equity incentive awards under the Partnership’s Long-Term Incentive Plan that it believes is appropriate as a component of total compensation for each named executive officer for a given year based on its decisions regarding each named executive officer’s total compensation targets. The Long-Term Incentive Plan awards are ultimately determined and approved by the General Partner’s board of directors. Long-term incentive awards to our named executive officers under the Stock Incentive Plan and the Long-Term Incentive Plan are made near the beginning of each year.

For 2013, the value of the long-term equity incentive component of our named executive officers’ compensation was allocated approximately (i) twenty-five percent (25%) to restricted stock awards under the Stock Incentive Plan and (ii) seventy-five percent (75%) to equity-settled performance unit awards under the Partnership’s Long-Term Incentive Plan. This allocation is based on the dollar value of the awards on the date of grant. The total dollar value of long-term equity incentive awards for each named executive officer for a given year is typically equal to a specified percentage of the officer’s base salary; however, the Compensation Committee may, in its discretion, award additional long-term equity incentive awards if deemed appropriate. The number of shares or units subject to each award is determined by dividing the total dollar value allocated to the award by the ten-day average closing price of the shares or units for the period ending five business days prior to the date of grant. For 2013, the specified percentage of each named executive officer’s base salary used for purposes of determining the amount of long-term equity incentive awards granted and the corresponding dollar values as of the date of grant are set forth in the following table:

	Percentage of Base Salary	Total Dollar Value of Long-Term Equity Incentive Awards as of the Date of Grant
Rene R. Joyce	190%	$1,064,000
Joe Bob Perkins	200%	1,050,000
James W. Whalen	143%	686,400
Michael A. Heim	190%	921,500
Matthew J. Meloy	115%	373,750

For Messrs. Perkins, Heim and Meloy, the base salary percentages used to determine the dollar values of the long-term equity incentive awards were increased from the percentages used in 2012 (170%, 155% and 110%, respectively) to align their total direct compensation more closely with similarly situated executives at companies within our 2013 Peer Group, adjusted for company size. The percentages for the other named executive officers were unchanged from those used in 2012.

The Compensation Committee believes that the combination of equity awards consisting of restricted stock or restricted stock units (25% of award value) and equity-settled performance units (75% of award value) granted to our named executive officers provides a balance of performance-based long-term incentives and of parent and subsidiary MLP equity. The restricted stock or restricted stock unit awards are time-based awards that capture absolute total return performance of our common stock, and the equity-settled performance unit awards reflect both the absolute total return of the Partnership’s common units with variable performance based on the total return of the Partnership’s units in relation to the LTIP Peer Group (defined below). Also, this mix effectively aligns the named executive officer’s interests with both the interests of our stockholders and the interests of the Partnership’s unitholders. The Compensation Committee allocates a larger portion of each named executive officer’s long-term equity incentive compensation to equity-settled performance unit awards because these awards link executive compensation not only to the value of Partnership equity over time, but also to the relative performance of the Partnership compared to other midstream partnerships with which the Partnership competes.

Restricted Stock Awards. On January 15, 2013, our named executive officers were awarded restricted shares of our common stock under the Stock Incentive Plan in the following amounts: (i) 4,960 restricted shares to Mr. Joyce, (ii) 4,895 restricted shares to Mr. Perkins, (iii) 3,200 restricted shares to Mr. Whalen, (iv) 4,296 restricted shares to Mr. Heim, and (v) 1,742 restricted shares to Mr. Meloy. These restricted stock awards vest in full on the third anniversary of the grant date, subject to the officer’s continued service. Accelerated vesting provisions applicable to these awards in the event of certain terminations of employment and/or a change in control are described in detail below under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Stock Incentive Plan.” During the period the restricted shares are outstanding and unvested, we accrue any dividends paid by us in an amount equal to the dividends paid with respect to a share of common stock times the number of restricted shares awarded. At the time the restricted shares vest, the named executive officers will receive a cash payment equal to the amount of dividends accrued with respect to such named executive officer’s vested shares.

On July 15, 2013, we approved amendments to our outstanding restricted stock awards granted in 2011, 2012 and 2013, including awards to our executive officers, to permit continued vesting of the awards following retirement. The amendments provide that an executive’s awards will continue to vest on the third anniversary of the grant date if, from the date of the executive’s retirement through the third anniversary date, the executive has either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company; however, directorships at non-competitors are permitted. These revised vesting provisions also apply to future equity awards granted following July 15, 2013, including the restricted stock unit awards described below under “—Changes for 2014—Long-Term Equity Incentive Awards.” In deciding to adopt the amendments, the Compensation Committee consulted with the Compensation Consultant, who reviewed industry practices regarding vesting at or during retirement and advised the committee that a majority of companies allow awards to either vest fully or vest pro rata upon retirement, while a minority of companies require forfeiture of awards. Senior management proposed the continued vesting of awards for all employees following retirement if certain service-related conditions are met, as opposed to automatic accelerated vesting at the retirement date, so that our company would be able to benefit from employee non-compete obligations and ongoing access to cooperative former employees. The Compensation Committee agreed that the continued vesting construct was the most desirable and appropriate approach for our company and approved these changes to the vesting schedule of the restricted stock awards to further align our executives’ interests with those of our shareholders and to help attract and retain key employees.

Beginning in 2014, we will award restricted stock units under the Stock Incentive Plan instead of restricted stock. See “—Changes for 2014—Long-Term Equity Incentive Awards” for additional information regarding our decision to award restricted stock units.

Equity-Settled Performance Unit Awards. Our named executive officers also receive annual awards of equity-settled performance unit awards under the Partnership’s Long-Term Incentive Plan. The vesting of these awards is dependent on the satisfaction of certain service-related conditions and the Partnership’s performance relative to the performance of a specified comparator group of publicly-traded partnerships (the “LTIP Peer Group”). The LTIP Peer Group is not composed of the same companies as the peer group companies employed for developing market reference points for executive pay because the companies in those groups are those with which we compete for executive talent. Companies in the LTIP Peer Group are principally those companies with which the Partnership competes to varying extents in the midstream sector. The performance unit awards, which are settled in Partnership common units, are designed to align the interests of the named executive officers and other key employees with those of the Partnership’s equity holders.

On January 15, 2013, our named executive officers were awarded equity-settled performance units under the Partnership’s Long-Term Incentive Plan in the following amounts: (i) 21,251 performance units to Mr. Joyce, (ii) 20,971 performance units to Mr. Perkins, (iii) 13,709 performance units to Mr. Whalen, (iv) 18,405 performance units to Mr. Heim, and (v) 7,465 performance units to Mr. Meloy.

The performance period for the 2013 performance unit awards began on June 30, 2013 and ends on June 30, 2016. Provided a named executive officer remains continuously employed throughout the performance period, his 2013 performance units will vest on June 30, 2016 and will be settled as soon as practicable following the vesting date by the issuance of Partnership common units. As with the outstanding restricted stock awards, on July 15, 2013, the Partnership approved amendments to outstanding equity-settled performance unit awards granted in 2011, 2012 and 2013, including awards to our executive officers, to permit continued vesting of the awards following retirement. The amendments provide that an executive’s awards will continue to vest on the last day of the applicable performance period if, from the date of the executive’s retirement through the last day of the performance period, the executive has either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company; however, directorships at non-competitors are permitted. The performance unit awards remain subject to applicable performance-based vesting requirements during the post-retirement period. These revised vesting provisions also apply to future performance unit awards granted following July 15, 2013 but were not applicable to the 2010 awards that vested in June 2013. For a discussion of the rationale for these changes, see “—Components of Executive Compensation Program for Fiscal 2013—Long-Term Equity Incentive Awards—Restricted Stock Awards.”

In addition to the service-related conditions, certain performance objectives must be achieved in order for the performance unit awards to vest. If the service-related conditions are satisfied, the number of Partnership common units issued will be equal to the number of performance units awarded multiplied by the “performance vesting percentage,” which may range from 0% to 150%, dependent upon the relative total return performance of the Partnership’s common units compared to the LTIP Peer Group. For performance results that fall between the 25th percentile and the 50th percentile of the LTIP Peer Group, the performance vesting percentage will be interpolated between 25% and 100% and, for performance results that fall between the 50th percentile and 75th percentile, the performance vesting percentage will be interpolated between 100% and 150%. If the Partnership’s performance is above the 75th percentile of the LTIP Peer Group, the performance vesting percentage will be 150% of the award. If the Partnership’s performance is below the 25th percentile of the LTIP Peer Group, the performance vesting percentage will be 0%.

For the 2013 performance unit awards, the LTIP Peer Group is composed of the Partnership and the following other companies (ticker noted in parenthesis):

Atlas Pipeline Partners, L.P. (APL)	MarkWest Energy Partners, L.P. (MWE)
Crosstex Energy, L.P. (XTEX)	Martin Midstream Partners L.P. (MMLP)
DCP Midstream Partners, LP (DPM)	ONEOK Partners, L.P. (OKS)
Enbridge Energy Partners L.P. (EEP)	Plains All American Pipeline L.P. (PAA)
Energy Transfer Partners, L.P. (ETP)	Regency Energy Partners LP (RGP)
Magellan Midstream Partners, L.P. (MMP)	Williams Partners L.P. (WPZ)

The board of directors of the General Partner has the ability to modify the LTIP Peer Group in the event a company listed above ceases to be publicly traded or another significant event occurs and a company is determined to no longer be one of the Partnership’s peers. Effective May 1, 2013, the Compensation Committee removed Copano Energy, L.L.C. (“Copano”) from the LTIP Peer Group due to its acquisition by Kinder Morgan Energy Partners L.P. as of that date. Copano was replaced with Atlas Pipeline Partners L.P. (“Atlas”), as reflected above. For the 2010 performance unit awards that vested in June 2013, Copano’s performance through May 1, 2013, including the acquisition premium, was used for the peer group performance ranking in determining vesting. For outstanding 2011 and 2012 performance unit awards, Copano will remain in the peer group through May 1, 2013, and Atlas will be substituted for Copano’s position in the performance ranking as of May 2, 2013.

For purposes of the performance unit awards, the Partnership’s performance is determined based on the comparison of “total return” of a Partnership common unit for the performance period to the “total return” of a common share/unit of each member of the LTIP Peer Group for the performance period. “Total return” is measured by (i) subtracting (a) the average closing price per share/unit for the first ten trading days of the performance period (the “Beginning Price”) from (b) the sum of (1) the average closing price per share/unit for the last ten trading days of the performance period, plus (2) the aggregate amount of dividends/distributions paid with respect to a share/unit during such period (such result is referred to as the “Value Increase”), and (ii) dividing the Value Increase by the Beginning Price. In connection with the amendments to allow continued vesting of the performance unit awards following retirement, we also amended the dates used to calculate “total return” as described above. Prior to the amendment, the Value Increase was determined using the average closing price per share/unit for the ten trading days ending fifteen days prior to the last trading day of the performance period. The Compensation Committee determined that the change was warranted in order to capture performance over the full period and that it would apply to all future awards, as well as awards granted in 2011, 2012 and 2013 but not to the 2010 awards that vested in June 2013.

During the period the performance unit awards are outstanding, the Partnership accrues any cash distributions paid by the Partnership in an amount equal to the cash distributions paid with respect to a common unit times the number of performance units awarded. At the time the performance unit awards are settled, the named executive officers will also receive a cash payment equal to the product of the performance vesting percentage times the amount of cash distributions accrued with respect to a common unit times the number of such named executive officer’s vested units.

The following charts illustrate the total return for the Partnership’s common units compared to the total return of each other company in the LTIP Peer Group and of the Alerian MLP Index (AMZx) measured over the period beginning on June 30 of each year in which the long-term incentive awards were made, using the Beginning Price described above, and continuing through December 31, 2013.

With respect to the 2010 equity-settled performance unit awards, which have a performance period that ended June 30, 2013, the Partnership’s total return rank was fourth among the LTIP Peer Group, and the Compensation Committee certified that the performance goal was achieved with a 107.96% total return, resulting in a performance vesting percentage of 142.9%. See “Executive Compensation—Option Exercises and Stock Vested in 2013” for more information.

Severance and Change in Control Benefits

The Executive Officer Change in Control Program (the “Change in Control Program”), in which each of our named executive officers is eligible to participate, provides for post-termination payments following a qualifying termination of employment in connection with a change in control event, or what is commonly referred to as a “double trigger” benefit. The vesting of certain of our long-term equity incentive compensation awards accelerates upon a change in control irrespective of whether the officer is terminated, and/or upon certain termination of employment events, such as death, disability or a termination by us without cause. Please see “Executive Compensation—Potential Payments Upon Termination or Change in Control” below for further information.

We believe that the Change in Control Program and the accelerated vesting provisions in our long-term equity incentive awards create important retention tools for us and are consistent with the practices of most of our industry peers. Accelerated vesting of long-term equity incentive awards upon a change in control enables our named executive officers to realize value from these awards consistent with value created for investors upon the closing of a transaction. In addition, we believe that post-termination benefits may, in part, mitigate some of the potential uncertainty created by a potential or actual change in control transaction, including the future employment of the named executive officers, thus allowing management to focus on the business transaction at hand.

Retirement, Health and Welfare, and Other Benefits

We offer eligible employees participation in a section 401(k) tax-qualified, defined contribution plan (the “401(k) Plan”) to enable employees to save for retirement through a tax-advantaged combination of employee and company contributions and to provide employees the opportunity to manage directly their retirement plan assets through a variety of investment options. Our employees, including our named executive officers, are eligible to participate in our 401(k) Plan and may elect to defer up to 30% of their eligible compensation on a pre-tax basis (or on a post-tax basis via a Roth contribution) and have it contributed to the 401(k) Plan, subject to certain limitations under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, we make the following contributions to the 401(k) Plan for the benefit of our employees, including our named executive officers: (i) 3% of the employee’s eligible compensation, and (ii) an amount equal to the employee’s contributions to the 401(k) Plan up to 5% of the employee’s eligible compensation. In addition, we may also make discretionary contributions to the 401(k) Plan for the benefit of employees depending on our performance. Company contributions to the 401(k) Plan may be subject to certain limitations under the Code for certain employees. We do not maintain a defined benefit pension plan or a nonqualified deferred compensation plan for our named executive officers or other employees.

All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, life insurance, dental coverage and disability insurance. It is the Compensation Committee’s policy not to pay for perquisites for any of our named executive officers, other than minimal parking subsidies.

Changes for 2014

In consultation with the Compensation Consultant, the Compensation Committee has reviewed our executive compensation program and has made certain changes for 2014, which are described in more detail below. The analysis provided by the Compensation Consultant indicated that the compensation of chief executive officers and chief financial officers at companies within our 2014 Peer Group has substantially increased over the 2013 levels. Specifically, the analysis provided to the Compensation Committee by the Compensation Consultant indicates that the current total target direct compensation of our Chief Executive Officer remains more than 35% below the competitive market level adjusted for company size using the regression analysis of 2014 Peer Group pay programs.

In order to align the total compensation of our named executive officers more closely with that of similarly situated officers within the 2014 Peer Group, we have generally made modest increases in the salary levels and more substantial increases in the incentive-based compensation opportunities of certain named executive officers.

Base Salary

The Compensation Committee authorized, and executive management will implement, the following base salaries for our named executive officers effective March 1, 2014:

	Effective March 1, 2014	Current Salary
Rene R. Joyce	$560,000	$560,000
Joe Bob Perkins	560,000	525,000
James W. Whalen	430,000	480,000
Michael A. Heim	535,000	485,000
Matthew J. Meloy	375,000	325,000

Mr. Joyce did not receive a base salary increase for 2014 at his request and Mr. Whalen’s base salary was reduced approximately 10% at his request to reflect a reduced work schedule in 2014. The Compensation Committee authorized base salary increases for other named executive officers along with adjustments in annual cash bonus incentive targets and grant date fair values of long-term equity incentive awards in order to align the total direct compensation of these individuals more closely with the total direct compensation provided to similarly situated executives at companies within our 2014 Peer Group, adjusted for company size, and to reflect professional growth and the assumption of additional responsibilities.

Annual Cash Incentive Bonus

In preparing our business plan for 2014, senior management developed and proposed a set of business priorities to the Compensation Committee. The Compensation Committee discussed and adopted the business priorities proposed by senior management for purposes of the 2014 Annual Incentive Plan (the “2014 Bonus Plan”). The 2014 business priorities are similar to those in effect for 2013 and have been revised to reflect our goal of continuing the expansion and commercialization of our recently acquired Bakken Shale midstream business, and specifically include the following:

•	execute on all business dimensions, including 2014 guidance for EBITDA and distribution/dividend growth as furnished from time to time;

•	continue the expansion of system capabilities and the commercialization of our Bakken Shale midstream business including volume targets for 2014;

•	continue priority emphasis and strong performance relative to a safe workplace;

•	reinforce business philosophy and mindset that promotes compliance in all aspects of our business including environmental and regulatory compliance;

•	continue to attract and retain the operational and professional talent needed in our businesses;

•	continue to control all costs—operating, capital and G&A;

•	continue to manage tightly credit, inventory, interest rate and commodity price exposures;

•	execute on major capital and development projects—finalizing negotiations, completing projects on time and on budget, and optimizing economics and capital funding;

•	pursue selected growth opportunities including G&P build outs, fee-based capex projects, and potential purchases of strategic assets; and

•	pursue commercial and financial approaches to achieve maximum value and manage risks.

The overall threshold, target and maximum funding percentages for the 2014 Bonus Plan remain the same as for the 2013 Bonus Plan. The target bonus percentage (as a percentage of base salary) for Mr. Heim and Mr. Meloy has been increased for 2014. As with the 2013 Bonus Plan, funding of the cash bonus pool and the payment of individual cash bonuses to executive management, including our named executive officers, is subject to the sole discretion of the Compensation Committee.

The following table shows the target bonus percentages for our named executive officers effective March 1, 2014:

	Effective March 1, 2014	Current Percentage
Rene R. Joyce	100%	100%
Joe Bob Perkins	100%	100%
James W. Whalen	80%	80%
Michael A. Heim	90%	80%
Matthew J. Meloy	75%	50%

Long-Term Equity Incentive Awards

For 2014, the Compensation Committee approved increases in the percentage of base salary used to determine the total dollar value of the annual long-term equity incentive awards granted to Mr. Perkins, Mr. Heim and Mr. Meloy.

The following table shows the percentages used for long-term incentive awards for our named executive officers effective March 1, 2014:

	Effective March 1, 2014	Current Percentage
Rene R. Joyce	190%	190%
Joe Bob Perkins	300%	200%
James W. Whalen	143%	143%
Michael A. Heim	225%	190%
Matthew J. Meloy	150%	115%

The value of long-term equity incentive awards for 2014, as in 2013, was allocated approximately (i) twenty-five percent (25%) to awards under the Stock Incentive Plan, and (ii) seventy-five percent (75%) to awards under the Partnership’s Long-Term Incentive Plan, as described in greater detail below.

Restricted Stock Unit Awards. In 2013 and prior years, the Compensation Committee awarded restricted stock awards to the named executive officers under the terms of our Stock Incentive Plan. For 2014, the Compensation Committee determined to award restricted stock units, which will settle in shares of our common stock, instead of restricted stock awards. The terms and conditions of the restricted stock unit awards are substantially similar to the terms and conditions of the previously granted restricted stock awards, except that under the restricted stock unit awards, shares of stock are not delivered until the awards vest. The Compensation Committee determined that the use of restricted stock units provided greater design flexibility in our equity award program than restricted stock awards. On January 14, 2014, our named executive officers were awarded equity-settled restricted stock units under the Stock Incentive Plan in the following amounts: (i) 3,054 restricted stock units to Mr. Joyce, (ii) 4,823 restricted stock units to Mr. Perkins, (iii) 1,765 restricted stock units to Mr. Whalen, (iv) 3,456 restricted stock units to Mr. Heim, and (v) 1,615 restricted stock units to Mr. Meloy. These restricted stock units vest in full on the third anniversary of the grant date, subject to the officer’s continued service or fulfillment of certain service related requirements following retirement.

Equity-Settled Performance Unit Awards. On January 14, 2014, our named executive officers were awarded equity-settled performance units under the Partnership’s Long-Term Incentive Plan in the following amounts: (i) 15,503 performance units to Mr. Joyce, (ii) 24,478 performance units to Mr. Perkins, (iii) 8,959 performance units to Mr. Whalen, (iv) 17,539 performance units to Mr. Heim, and (v) 8,196 performance units to Mr. Meloy. The vesting and settlement value of these performance unit awards will be determined using the formula adopted for the performance unit awards granted on January 15, 2013 (taking into account the July 2013 amendments), except that the performance period for the 2014 awards will begin on June 30, 2014 and end on June 30, 2017. Please see “—Components of Executive Compensation Program for Fiscal 2013—Long-Term Equity Incentive Awards—Equity-Settled Performance Unit Awards.”

2014 Peer Group

The Peer Group companies we have historically used for compensation comparison purposes have remained fundamentally unchanged since our current approach using regression analysis was developed in 2010. During 2013, we worked with our Compensation Consultant to make a number of changes to the composition of our Peer Group used for 2014 compensation purposes in order to create more balance in the make-up of the Peer Group. Based upon the recommendation of our Compensation Consultant, we made the following changes to the 2013 Peer Group to create the 2014 Peer Group: (i) removed two companies—El Paso Corporation and Copano Energy, L.L.C.—that are no longer publicly traded, (ii) removed two companies—ONEOK Partners, L.P. and Williams Partners L.P.—which are “sponsored” MLPs for which relevant information is not publicly available and replaced them with their publicly traded general partners (the two general partners were then moved from our utility comparator group to our MLP comparator group), (iii) removed certain companies that were no longer considered to be appropriate for compensation comparison purposes for other reasons, such as being either too large or too small, and (iv) added new companies that are better alternatives to replace the companies that were removed in order to increase the number of companies in each comparator group to fifteen. After these adjustments, the 2014 Peer Group companies (for purposes of determining 2014 compensation levels) are:

•

MLP peer companies: Access Midstream Partners, L.P., Atlas Pipeline Partners, L.P., Buckeye Partners, L.P., Crosstex Energy, L.P., DCP Midstream Partners, LP, Enbridge Energy Partners L.P., Energy Transfer Partners, L.P., Enterprise Products Partners L.P., Genesis Energy, L.P., Magellan Midstream Partners, L.P., MarkWest Energy Partners, L.P., NuStar Energy L.P., ONEOK, Inc., Plains All American Pipeline, L.P., Regency Energy Partners LP and Williams Companies, Inc.

•

E&P peer companies: Apache Corporation, Cabot Oil & Gas Corporation, Cimarex Energy Company, Denbury Resources Inc., Devon Energy Corporation, EOG Resources, Inc., Halcon Resources Corporation, Murphy Oil Corporation, Newfield Exploration Company, Noble Energy Inc., Pioneer Natural Resources Company, QEP Resources, Inc., SM Energy Company, Southwestern Energy Company and Ultra Petroleum Corporation

•

Utility peer companies: AGL Resources, Inc., Ameren Corporation, Atmos Energy Corporation, CenterPoint Energy, Inc., Dominion Resources Services Inc., DTE Energy Company, Enbridge Inc., EQT Corporation, National Fuel Gas Company, NiSource Inc., Questar Corporation, Sempra Energy, Spectra Energy Corporation and TransCanada Corporation

Other Compensation Matters

Accounting Considerations. We account for the equity compensation expense for our employees, including our named executive officers, under the rules of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718, which requires us to estimate and record an expense for each award of long-term equity incentive compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Clawback Policy. To date, we have not adopted a formal clawback policy to recoup incentive-based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, restricted stock and/or restricted stock unit agreements covering grants made to our named executive officers and other employees in 2011 and later years do include language providing that any compensation, payments or benefits provided under such an award (including profits realized from the sale of earned shares) are subject to clawback to the extent required by applicable law.

Securities Trading Policy. All of our officers, employees and directors are subject to our Insider Trading Policy, which, among other things, prohibits officers, employees and directors from engaging in certain short-term or speculative transactions involving our securities. Specifically, the policy provides that officers, employees and directors may not engage in the following transactions: (i) the purchase of our common stock on margin, (ii) short sales of our common stock, or (iii) the purchase or sale of options of any kind, whether puts or calls, or other derivative securities, relating to our common stock.

Compensation Risk Assessment

The Compensation Committee reviews the relationship between our risk management policies and compensation policies and practices each year and, for 2013, has concluded that we do not have any compensation policies or practices that expose us to excessive or unnecessary risks that are reasonably likely to have a material adverse effect on us. Because our Compensation Committee retains the sole discretion for determining the actual amount paid to executives pursuant to our annual cash incentive bonus program, our Compensation Committee is able to assess the actual behavior of our executives as it relates to risk-taking in awarding bonus amounts. In addition, the performance objectives applicable to our annual bonus program consist of a combination of six or more diverse company-wide and business unit goals, including commercial, operational and financial goals to support our business plan and priorities, which we believe lessens the potential incentive to focus on meeting certain short-term goals at the expense of longer-term risk. Further, our use of long-term equity incentive compensation with three-year vesting and performance periods serves our executive compensation program’s goal of aligning the interests of executives and shareholders, thereby reducing the incentives to unnecessary risk-taking.

COMPENSATION COMMITTEE REPORT

Messrs. Crisp, Kagan and Redd are the current members of our Compensation Committee. Effective February 11, 2014, Mr. Crisp resigned as Chairman of the Compensation Committee, while remaining on the Compensation Committee, and the Board of Directors appointed Mr. Redd as Chairman. In fulfilling its oversight responsibilities, the Compensation Committee, as composed prior to February 11, 2014, has reviewed and discussed with management the Compensation Discussion and Analysis contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and in this proxy statement. Based on these reviews and discussions, the Compensation Committee, as composed prior to February 11, 2014, recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2013 and in this proxy statement for filing with the SEC.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Compensation Committee

Charles R. Crisp, Chairman	Peter R. Kagan	Ershel C. Redd Jr.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2013

The following Summary Compensation Table sets forth the compensation of our named executive officers for 2013, 2012 and 2011. Additional details regarding the applicable elements of compensation in the Summary Compensation Table are provided in the footnotes following the table.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards ($) (2)	All Other Compensation (3)	Total
Joe Bob Perkins	2013	$517,500	$918,750	$1,012,070	$21,456	$2,469,776
Chief Executive Officer	2012	478,000	633,600	784,417	20,488	1,916,505
	2011	454,000	748,800	542,079	20,390	1,765,269

Matthew J. Meloy	2013	316,667	355,469	360,238	21,046	1,053,420
Senior Vice President,	2012	268,333	283,594	290,776	20,274	862,977
Chief Financial Officer and Treasurer	2011	228,125	235,000	160,859	19,997	643,981

Rene R. Joyce	2013	560,000	980,000	1,025,563	21,542	2,587,105
Executive Chairman of	2012	557,833	924,000	1,022,777	20,569	2,525,179
the Board of Directors	2011	529,000	1,094,000	979,380	20,520	2,622,900

James W. Whalen	2013	480,000	672,000	661,608	21,378	1,834,986
Advisor to Chairman	2012	478,000	633,600	659,793	20,488	1,791,881
and CEO	2011	454,000	748,800	542,079	20,390	1,765,269

Michael A. Heim	2013	480,833	679,000	888,231	21,381	2,069,445
President and Chief	2012	452,500	607,200	685,357	20,462	1,765,519
Operating Officer	2011	403,500	664,000	480,517	20,302	1,568,319

(1)	For 2013, represents payments pursuant to our 2013 Bonus Plan. Please see “Compensation Discussion and Analysis—Components of Executive Compensation Program for Fiscal 2013—Annual Cash Incentive Bonus.” As discussed above, payments pursuant to our Bonus Plan are discretionary and not based on objective performance measures.
(2)	Amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock awards under our Stock Incentive Plan and of equity-settled performance unit awards under the Partnership’s Long-Term Incentive Plan, in each case, granted in 2013 and computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 22 to our “Consolidated Financial Statements” beginning on page F-1 of our Annual Report on Form 10-K for fiscal year 2013. Detailed information about the amount recognized for specific awards is reported in the table under “—Grants of Plan-Based Awards for 2013” below. The grant date fair value of each restricted share subject to the restricted stock awards granted on January 15, 2013, assuming vesting will occur, is $57.015. The aggregate grant date fair value for the equity-settled performance unit awards granted on January 15, 2013 is determined by multiplying a number of units equal to approximately 87% of the number of performance units awarded by $40.30, and is consistent with the estimate of aggregate compensation cost to be recognized over the service period of the awards, excluding the effect of estimated forfeitures. Assuming, instead, a payout percentage for these performance unit awards of 150%, which is the maximum payout percentage under the awards, the aggregate grant date fair value of the equity-settled performance unit awards granted on January 15, 2013 for each named executive officer is as follows: Mr. Joyce—$1,284,623; Mr. Meloy—$451,259; Mr. Perkins—$1,267,697; Mr. Whalen—$828,709; and Mr. Heim—$1,112,582.
(3)	For 2013 “All Other Compensation” includes (i) the aggregate value of all employer-provided contributions to our 401(k) plan and (ii) the dollar value of life insurance premiums paid by the Company with respect to life insurance for the benefit of each named executive officer.

Name	401(k) and Profit Sharing Plan	Dollar Value of Life Insurance Premiums	Total
Joe Bob Perkins	$20,400	$1,056	$21,456
Matthew J. Meloy	20,400	646	21,046
Rene R. Joyce	20,400	1,142	21,542
James W. Whalen	20,400	979	21,379
Michael A. Heim	20,400	981	21,381

Grants of Plan-Based Awards for 2013

The following table and the footnotes thereto provide information regarding grants of plan-based equity awards made to the named executive officers during 2013:

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Equity Awards (2)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Mr. Perkins	01/15/13				4,895	$279,088
	01/15/13	7,487	20,971	31,457		732,982
Mr. Meloy	01/15/13				1,742	99,320
	01/15/13	2,665	7,465	11,198		260,918
Mr. Joyce	01/15/13				4,960	282,794
	01/15/13	7,587	21,251	31,877		742,769
Mr. Whalen	01/15/13				3,200	182,448
	01/15/13	4,894	13,709	20,564		479,160
Mr. Heim	01/15/13				4,296	244,936
	01/15/13	6,571	18,405	27,608		643,295

(1)	The grants on January 15, 2013 are restricted stock awards granted under our Stock Incentive Plan and equity-settled performance units granted under the Partnership’s Long-Term Incentive Plan. For a detailed description of how performance achievements will be determined for the equity-settled performance units, see “Compensation Discussion and Analysis—Components of Executive Compensation Program for Fiscal 2013—Long-Term Equity Incentive Awards—Equity-Settled Performance Unit Awards.”
(2)	The dollar amounts shown for the restricted stock awards granted on January 15, 2013 are determined by multiplying the shares reported in the table by $57.015, which is the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The dollar amounts shown for the equity-settled performance units granted on January 15, 2013 are determined by multiplying a number of units equal to approximately 87% of the number of units reported in the table under the “Target” column by $40.30, which is the grant date fair value of awards computed in accordance with FASB ASC Topic 718 and is consistent with the estimate of aggregate compensation cost to be recognized over the service period of the awards, excluding the effect of estimated forfeitures.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

A discussion of 2013 salaries, bonuses, incentive plans and awards is set forth in “Compensation Discussion and Analysis,” including a discussion of the material terms and conditions of the 2013 restricted stock awards under our Stock Incentive Plan and the 2013 equity-settled performance unit awards under the Partnership’s Long-Term Incentive Plan, such as the vesting schedule of such awards, any applicable performance-based conditions, and the extent to which dividends and distributions are paid with respect to such awards.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table and the footnotes related thereto provide information regarding equity-based awards outstanding as of December 31, 2013 for each of our named executive officers.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested (4)
Joe Bob Perkins	14,180	$1,250,251	65,940	$3,448,662
Matthew J. Meloy	4,868	429,212	22,796	1,192,231
Rene R. Joyce	19,215	1,694,187	87,815	4,592,725
James W. Whalen	11,685	1,030,266	53,757	2,811,491
Michael A. Heim	12,465	1,099,039	57,927	3,029,582

(1)	Represents the following shares of restricted stock under our Stock Incentive Plan held by our named executive officers:

	February 14, 2011 Award (a)	January 12, 2012 Award (b)	January 15, 2013 Award (c)	Total
Joe Bob Perkins	4,250	5,035	4,895	14,180
Matthew J. Meloy	1,260	1,866	1,742	4,868
Rene R. Joyce	7,690	6,565	4,960	19,215
James W. Whalen	4,250	4,235	3,200	11,685
Michael A. Heim	3,770	4,399	4,296	12,465

(a)	The restricted shares subject to the February 14, 2011 awards are subject to the following vesting schedule: 100% of the restricted shares vest on February 14, 2014, contingent upon continuous employment at the end of the vesting period.
(b)	The restricted shares subject to the January 12, 2012 awards are subject to the following vesting schedule: 100% of the restricted shares vest on January 12, 2015, contingent upon continuous employment at the end of the vesting period.
(c)	The restricted shares subject to the January 15, 2013 awards are subject to the following vesting schedule: 100% of the restricted shares vest on January 15, 2016, contingent upon continuous employment at the end of the vesting period.

The treatment of the outstanding restricted stock awards upon certain terminations of employment (including retirement) or the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

(2)	The dollar amounts shown are determined by multiplying the number of shares of restricted stock reported in the table by the closing price of a share of our common stock on December 31, 2013 ($88.17). The amounts do not include any related dividends accrued with respect to the awards.
(3)	Represents the following performance units linked to the performance of the Partnership’s common units held by our named executive officers:

	February 17, 2011 Award (a)	January 12, 2012 Award (b)	January 15, 2013 Award (c)	Total
Joe Bob Perkins	17,535	24,435	23,970	65,940
Matthew J. Meloy	5,206	9,059	8,532	22,796
Rene R. Joyce	31,665	31,860	24,290	87,815
James W. Whalen	17,535	20,553	15,669	53,757
Michael A. Heim	15,540	21,350	21,037	57,927

(a)	Reflects the target number of performance units granted to the named executive officers on February 17, 2011 multiplied by a performance percentage of 150%, which is the performance level under the award and in accordance with SEC rules is the next higher performance measure that exceeds 2013 performance. Vesting of these awards is contingent upon continuous employment at the end of the performance period, which ends June 30, 2014, and the Partnership’s performance over the applicable performance period measured against a peer group of companies.
(b)	Reflects the target number of performance units granted to the named executive officers on January 12, 2012 multiplied by a performance percentage of 150%, which is the maximum performance level under the award that would have been attained based on 2013 performance. Vesting of these awards is contingent upon continuous employment at the end of the performance period, which ends June 30, 2015, and the Partnership’s performance over the applicable performance period measured against a peer group of companies.

(c)	Reflects the target number of performance units granted to the named executive officers on January 15, 2013 multiplied by a performance percentage of 114.3%, which in accordance with SEC rules is the next higher performance measure that exceeds 2013 performance. Vesting of these awards is contingent upon continuous employment at the end of the performance period, which ends June 30, 2016, and the Partnership’s performance over the applicable performance period measured against a peer group of companies.

The treatment of the outstanding performance units upon certain terminations of employment (including retirement) or the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

(4)	The dollar amounts shown are determined by multiplying the number of performance units reported in the table by the closing price of a common unit of the Partnership on December 31, 2013 ($52.30). The amounts do not include any related cash distributions accrued with respect to the awards.

Option Exercises and Stock Vested in 2013

The following table provides the amount realized during 2013 by each named executive officer upon the vesting of restricted stock and performance unit awards. None of our named executive officers exercised any option awards during the 2013 year and, currently, there are no options outstanding under any of our plans.

	Stock Vested for 2013		Units Vested for 2013
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)	Number of Units Acquired on Vesting (3)	Value Realized on Vesting (4)
Joe Bob Perkins	27,192	$2,148,440	19,806	$999,210
Matthew J. Meloy	8,970	708,720	5,716	288,372
Rene R. Joyce	48,450	3,828,035	25,758	1,299,477
James W. Whalen	27,192	2,148,440	19,240	970,661
Michael A. Heim	24,354	1,924,210	14,139	713,289

(1)	Shares of restricted stock granted under our Stock Incentive Plan on December 10, 2010, which vested on December 10, 2013 (40% of the total number of restricted shares subject to each grant).
(2)	Computed with respect to the restricted stock awards granted under our Stock Incentive Plan by multiplying the number of shares of stock vesting by the closing price of a share of common stock on the December 10, 2013 vesting date ($79.01) and does not include associated dividends accrued during the vesting period.
(3)	Performance units linked to the performance of the Partnership’s common units granted under the Partnership’s Long-Term Incentive Plan in December 2009 (in August 2010 with respect to Mr. Meloy), which vested on June 30, 2013, at the 142.9% payout level
(4)	Computed as the number of performance units vested multiplied by the closing price of a Partnership common unit on June 28, 2013 ($50.45), the last trading day preceding June 30, 2013 since the June 30, 2013 vesting date was not a trading day, and does not include associated distributions accrued during the vesting period.

Pension Benefits

Other than our 401(k) Plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments Upon Termination or Change in Control

Aggregate Payments

The table below reflects the aggregate amount of payments and benefits that we believe our named executive officers would have received under the Change in Control Program, our Stock Incentive Plan and the Partnership’s Long-Term Incentive Plan upon certain specified termination of employment and/or a change in control events, in each case, had such event occurred on December 31, 2013. Details regarding individual plans and arrangements follow the table. The amounts below constitute estimates of the amounts that would be paid to our named executive officers upon each designated event, and do not include any amounts accrued through fiscal 2013 year-end that would be paid in the normal course of continued employment, such as accrued but unpaid salary and benefits generally available to all salaried employees. The actual amounts to be paid are dependent on various factors, which may or may not exist at the time a named executive officer is actually terminated and/or a change in control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Name	Change in Control (No Termination)	Qualifying Termination Following Change in Control	Termination by us without Cause	Termination for Death or Disability
Joe Bob Perkins	$4,029,328	$7,229,857	$4,007,045	$5,302,530
Matthew J. Meloy	1,390,497	2,903,526	1,385,803	1,830,232
Rene R. Joyce	5,341,977	8,739,994	5,329,864	7,089,653
James W. Whalen	3,266,916	5,896,933	3,263,960	4,333,388
Michael A. Heim	3,540,489	6,210,018	3,520,031	4,658,883

Executive Officer Change in Control Severance Program

We adopted the Change in Control Program on and effective as of January 12, 2012. Each of our named executive officers was an eligible participant in the Change in Control Program during the 2013 calendar year.

The Change in Control Program is administered by our Vice President—Human Resources. The Change in Control Program provides that if, in connection with or within 18 months after a “Change in Control,” a participant suffers a “Qualifying Termination,” then the individual will receive a severance payment, paid in a single lump sum cash payment within 60 days following the date of termination, equal to three times (i) the participant’s annual salary as of the date of the Change in Control or the date or termination, whichever is greater, and (ii) the amount of the participant’s annual salary multiplied by the participant’s most recent “target” bonus percentage specified by the Compensation Committee prior to the Change in Control. In addition, the participant (and his eligible dependents, as applicable) will receive the continuation of their medical and dental benefits until the earlier to occur of (a) three years from the date of termination, or (b) the date the participant becomes eligible for coverage under another employer’s plan.

For purposes of the Change in Control Program, the following terms will generally have the meanings set forth below:

•

Cause means discharge of the participant by us on the following grounds: (i) the participant’s gross negligence or willful misconduct in the performance of his duties, (ii) the participant’s conviction of a felony or other crime involving moral turpitude, (iii) the participant’s willful refusal, after 15 days’ written notice, to perform his material lawful duties or responsibilities, (iv) the participant’s willful and material breach of any corporate policy or code of conduct, or (v) the participant’s willfully engaging in conduct that is known or should be known to be materially injurious to us or our subsidiaries.

•

Change in Control means any of the following events: (i) any person (other than the Partnership) becomes the beneficial owner of more than 20% of the voting interest in us or in the General Partner, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the General Partner (other than to the Partnership or its affiliates), (iii) a transaction resulting in a person other than Targa Resources GP LLC or an affiliate being the General Partner of the Partnership, (iv) the consummation of any merger, consolidation or reorganization involving us or the General Partner in which less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is beneficially owned by the stockholders of the Company or the General Partner, immediately prior to the consummation of the transaction, or (v) a majority of the members of the Board of Directors or the board of directors of the General Partner is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the applicable Board of Directors before the date of the appointment or election.

•

Good Reason means: (i) a material reduction in the participant’s authority, duties or responsibilities, (ii) a material reduction in the participant’s base compensation, or (iii) a material change in the geographical location at which the participant must perform services. The individual must provide notice to us of the alleged Good Reason event within 90 days of its occurrence and we have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of the notice of such allegation.

•	Qualifying Termination means (i) an involuntary termination of the individual’s employment by us without Cause or (ii) a voluntary resignation of the individual’s employment for Good Reason.

All payments due under the Change in Control Program will be conditioned on the execution and nonrevocation of a release for our benefit and the benefit of our related entities and agents. The Change in Control Program will supersede any other severance program for eligible participants in the event of a Change in Control, but will not affect accelerated vesting of any equity awards under the terms of the plans governing such awards.

If amounts payable to a named executive officer under the Change in Control Program, together with any other amounts that are payable by us as a result of a Change in Control (collectively, the “Payments”), exceed the amount allowed under section 280G of the Internal Revenue Code for such individual, thereby subjecting the individual to an excise tax under section 4999 of the Internal Revenue Code, then, depending on which method produces the largest net after-tax benefit for the recipient, the Payments shall either be: (i) reduced to the level at which no excise tax applies or (ii) paid in full, which would subject the individual to the excise tax.

The following table reflects payments that would have been made to each of the named executive officers under the Change in Control Program in the event there was a Change in Control and the officer incurred a Qualifying Termination, in each case as of December 31, 2013.

Name	Qualifying Termination Following Change in Control (1)
Joe Bob Perkins	$3,200,529
Matthew J. Meloy	1,513,029
Rene R. Joyce	3,398,017
James W. Whalen	2,630,017
Michael A. Heim	2,669,529

(1)	Includes 3 years’ worth of continued participation in our medical and dental plans, calculated based on the monthly employer-paid portion of the premiums for our medical and dental plans as of December 31, 2013 for each named executive officer and his eligible dependents in the following amounts: (a) Mr. Perkins—$50,529, (b) Mr. Meloy—$50,529, (c) Mr. Joyce—$38,017, (d) Mr. Whalen—$38,017, and (e) Mr. Heim—$50,529.

Stock Incentive Plan

Each of our named executive officers held outstanding restricted stock awards under our form of restricted stock agreement (the “Stock Agreement”) and the Stock Incentive Plan as of December 31, 2013. If a “Change in Control” occurs and the named executive officer has (i) remained continuously employed by us from the date of grant to the date upon which such Change in Control occurs or (ii) retired following the date of grant and either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company, through the date of the Change in Control, then, in either case, the restricted stock granted to him under the Stock Agreements, and related dividends then credited to him, will fully vest on the date upon which such Change in Control occurs.

Restricted stock granted to a named executive officer under the Stock Agreements, and related dividends then credited to him, will also fully vest if the named executive officer’s employment is terminated by reason of death or a “Disability.” If a named executive officer’s employment with us is terminated for any reason other than death or Disability, then his unvested restricted stock is forfeited to us for no consideration, except that, if a named executive officer retires, his awards will continue to vest on the third anniversary of the date of grant if, from the date of his retirement through the third anniversary date, the named executive officer has either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company.

The following terms generally have the following meanings for purposes of the Stock Incentive Plan and Stock Agreements:

Affiliate means an entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, us.

Change in Control means the occurrence of one of the following events: (i) any person or group acquires or gains ownership or control (including, without limitation, the power to vote), by way of merger, consolidation, recapitalization, reorganization or otherwise, of more than 50% of the outstanding shares of the our voting stock or more than 50% of the combined voting power of the equity interests in the Partnership or the General Partner; (ii) the liquidation or dissolution of us or the approval by the limited partners of the Partnership of a plan of complete liquidation of the Partnership; (iii) the sale or other disposition by us of all or substantially all of our assets in one or more transactions to any person other than Warburg Pincus LLC or any other Affiliate; (iv) the sale or disposition by either the Partnership or the General Partner of all or substantially all of its assets in one or more transactions to any person other than Warburg Pincus LLC, the General Partner, or any other Affiliate; (v) a transaction resulting in a person other than Targa Resources GP LLC or an Affiliate being the General Partner of the Partnership; or (vi) as a result of or in connection with a contested election of directors, the persons who were our directors before such election shall cease to constitute a majority of our Board of Directors.

Disability means a disability that entitles the named executive officer to disability benefits under our long-term disability plan.

The following table reflects amounts that would have been received by each of the named executive officers under the Stock Incentive Plan and related Stock Agreements in the event there was a Change in Control or their employment was terminated due to death or Disability, each as of December 31, 2013. The amounts reported below assume that the price per share of our common stock was $88.17, which was the closing price per share of our common stock on December 31, 2013. No amounts are reported assuming retirement as of December 31, 2013, since additional conditions must be met following a named executive officer’s retirement in order for any restricted stock awards to become vested.

Name	Change in Control		Termination for Death or Disability
Joe Bob Perkins	$1,295,485	(1)	$1,295,485	(1)
Matthew J. Meloy	444,429	(2)	444,429	(2)
Rene R. Joyce	1,759,789	(3)	1,759,789	(3)
James W. Whalen	1,069,428	(4)	1,069,428	(4)
Michael A. Heim	1,138,852	(5)	1,138,852	(5)

(1)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column: (a) $374,723 and $18,880, respectively, relate to the restricted shares and related dividend rights granted on February 14, 2011, which vested on February 14, 2014; (b) $443,936 and $16,295, respectively, relate to the restricted shares and related dividend rights granted on January 12, 2012, which are scheduled to vest on January 12, 2015 and (c) $431,592 and $10,059, respectively, relate to the restricted shares and related dividend rights granted on January 15, 2013, which are scheduled to vest January 15, 2016.
(2)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column: (a) $111,094 and $5,598, respectively, relate to the restricted shares and related dividend rights granted on February 14, 2011, which vested on February 14, 2014; (b) $164,525 and $6,039, respectively, relate to the restricted shares and related dividend rights granted on January 12, 2012, which are scheduled to vest on January 12, 2015; and (c) $153,592 and $3,580, respectively, relate to the restricted shares and related dividend rights granted on January 15, 2013, which are scheduled to vest January 15, 2016.
(3)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column: (a) $678,027 and $34,163, respectively, relate to the restricted shares and related dividend rights granted on February 14, 2011, which vested on February 14, 2014; (b) $578,836 and $21,246, respectively, relate to the restricted shares and related dividend rights granted on January 12, 2012, which are scheduled to vest on January 12, 2015; and (c) $437,323 and $10,193, respectively, relate to the restricted shares and related dividend rights granted on January 15, 2013, which are scheduled to vest January 15, 2016.
(4)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column: (a) $374,723 and $18,880, respectively, relate to the restricted shares and related dividend rights granted on February 14, 2011, which vested on February 14, 2014; (b) $373,400 and $13,706, respectively, relate to the restricted shares and related dividend rights granted on January 12, 2012, which are scheduled to vest on January 12, 2015; and (c) $282,144 and $6,576, respectively, relate to the restricted shares and related dividend rights granted on January 15, 2013, which are scheduled to vest January 15, 2016.
(5)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column: (a) $332,401 and $16,748, respectively, relate to the restricted shares and related dividend rights granted on February 14, 2011, which vested on February 14, 2014; (b) $387,860 and $14,236, respectively, relate to the restricted shares and related dividend rights granted on January 12, 2012, which are scheduled to vest on January 12, 2015; and (c) $378,778 and $8,829, respectively, relate to the restricted shares and related dividend rights granted on January 15, 2013, which are scheduled to vest January 15, 2016.

Partnership’s Long-Term Incentive Plan

Each of our named executive officers held outstanding performance unit awards under the Partnership’s form of performance unit grant agreement (the “Performance Unit Agreement”) and the Partnership’s Long-Term Incentive Plan as of December 31, 2013. If a “Change in Control” occurs during the performance period established for the performance units and related distribution rights granted to a named executive officer under the Performance Unit Agreements, the performance units will be settled upon the occurrence of the Change in Control by providing the named executive officer with a number of common units of the Partnership equal to the target number of performance units granted to the named executive officer plus a cash payment in the amount of distribution equivalent rights then credited to the named executive officer, if any. The General Partner may elect to settle the performance unit awards in cash instead of in common units.

Generally, performance units and the related distribution equivalent rights granted to a named executive officer under a Performance Unit Agreement will be automatically forfeited without payment upon the termination of the named executive officer’s employment with us and our affiliates. However, if a named executive officer’s employment is terminated by reason of his death or “Disability” or is terminated by us other than for “Cause,” or if the executive has retired and he has either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company, through the end of the performance period, he will become vested in the performance units that he is otherwise qualified to receive payment for based on achievement of the performance goal at the end of the performance period as if the named executive officer had remained continuously employed through the end of the performance period. The named executive officer will also receive a cash payment in the amount of the distribution equivalent rights that would have accrued through the end of the performance period.

The following terms generally have the meanings specified below for purposes of the Partnership’s Long-Term Incentive Plan:

Change in Control means (i) any person or group, other than an affiliate, becomes the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Partnership or the General Partner, (ii) the limited partners of the Partnership approve a plan of complete liquidation of the Partnership, (iii) the sale or other disposition by either the Partnership or the General Partner of all or substantially all of its assets in one or more transactions to any person other than the General Partner or one of the General Partner’s affiliates, or (iv) a transaction resulting in a person other than Targa Resources GP LLC or one of its affiliates being the General Partner of the Partnership.

Cause means (i) failure to perform assigned duties and responsibilities, (ii) engaging in conduct which is injurious (monetarily or otherwise) to us or our affiliates, (iii) breach of any corporate policy or code of conduct established by us or our affiliates, or breach of any agreement between the named executive officer and us or our affiliates, or (iv) conviction of a misdemeanor involving moral turpitude or a felony. If the named executive officer is a party to an agreement with us or our affiliates in which this term is defined, then that definition will apply for purposes of the Long-Term Incentive Plan and the Performance Unit Agreement.

Disability means a disability that entitles the named executive officer to disability benefits under our long-term disability plan.

The following table reflects amounts that would have been received by each of the named executive officers under the Partnership’s Long-Term Incentive Plan and related Performance Unit Agreements in the event there was a Change in Control (in which case the performance percentage is deemed to be 100%) or their employment was terminated due to death or Disability or by us without Cause, each as of December 31, 2013. No amounts are reported assuming retirement as of December 31, 2013, since additional conditions must be met following a named executive officer’s retirement in order for any performance unit awards to become vested. The amounts reported below assume that the price per Partnership common unit was $52.30, which was the closing price per common unit on December 31, 2013. In addition, the amounts reported below in the “Termination for Death or Disability or Without Cause” column assume that the applicable performance period for each award ended December 31, 2013 and are based on achieving the next higher performance level for the award (if any) that exceeds performance for the 2013 fiscal year; however, the distribution amounts reported in this column are calculated through the end of the actual applicable performance period assuming the distribution level in effect as of December 31, 2013.

Name	Change in Control		Termination for Death or Disability or Without Cause
Joe Bob Perkins	$2,733,843	(1)	$4,007,045	(1)
Matthew J. Meloy	946,068	(2)	1,385,803	(2)
Rene R. Joyce	3,582,188	(3)	5,329,864	(3)
James W. Whalen	2,197,488	(4)	3,263,960	(4)
Michael A. Heim	2,401,637	(5)	3,520,031	(5)

(1)	Of the amount reported under the “Change in Control” column: (a) $611,387 and $76,073, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; (b) $851,967 and $67,278, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012; and (c) $1,096,783 and $30,355, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013. Of the amount reported under the “Termination for Death or Disability or Without Cause” column: (a) $917,081 and $139,798, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; (b) $1,277,951 and $208,308, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012; and (c) $1,253,630 and $210,277, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013.
(2)	Of the amount reported under the “Change in Control” column: (a) $181,481 and $22,581, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; (b) $315,840 and $24,941, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012; and (c) $390,420 and $10,805, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013. Of the amount reported under the “Termination for Death or Disability or Without Cause” column: (a) $272,222 and $41,497, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; (b) $473,786 and $77,228, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012; and (c) $446,223 and $74,847, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013.
(3)	Of the amount reported under the “Change in Control” column: (a) $1,104,053 and $137,373, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; (b) $1,110,852 and $87,721, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012; and (c) $1,111,427 and $30,762, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013. Of the amount reported under the “Termination for Death or Disability or Without Cause” column: (a) $1,656,080 and $252,449, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; (b) $1,666,278 and $271,607, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012; and (c) $1,270,366 and $213,084, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013.
(4)	Of the amount reported under the “Change in Control” column: (a) $611,387 and $76,073, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; (b) $716,615 and $56,589, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012; and (c) $716,981 and $19,843, respectively, relate to the performance units and related distribution equivalent rights granted on

January 15, 2013. Of the amount reported under the “Termination for Death or Disability or Without Cause” column: (a) $917,081 and $139,798, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; (b) $1,074,922 and $175,214, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012; and (c) $819,489 and $137,456, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013.
(5)	Of the amount reported under the “Change in Control” column: (a) $541,828 and $67,418, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; (b) $744,386 and $58,782, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012; and (c) $962,582 and $26,641, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013. Of the amount reported under the “Termination for Death or Disability or Without Cause” column: (a) $812,742 and $123,893, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; (b) $1,116,605 and $182,009, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012; and (c) $1,100,235 and $184,547, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013.

Director Compensation

The following table sets forth the compensation earned by our non-employee directors for 2013:

Name	Fees Earned or Paid in Cash	Stock Awards (2)	Total Compensation
Charles R. Crisp	$93,500	$85,066	$178,566
Ershel C. Redd Jr.	83,000	85,066	168,066
Chris Tong	98,500	85,066	183,566
Peter R. Kagan (1)	84,000	85,066	169,066
In Seon Hwang (1)	15,333	85,066	100,399
Laura C. Fulton	66,333	89,281	155,614

(1)	Each of Messrs. Kagan and Hwang earned compensation for service on the board of directors of the General Partner in 2013 that is not included in the amounts reported above. Please see “Director Compensation” in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for additional information.
(2)	Amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of fully vested shares of our common stock awarded to the non-employee directors under our Stock Incentive Plan, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to value the awards reported in this column, see the discussion contained in the Notes to Consolidated Financial Statements at Note 22 included in our Annual Report on Form 10-K for the year ended December 31, 2013. On January 15, 2013, each director received 1,492 fully vested shares of our common stock in connection with their 2013 service on our Board of Directors, and the grant date fair value of each share of common stock computed in accordance with FASB ASC Topic 718 was $57.015. As of December 31, 2013, none of our non-employee directors held any outstanding stock options or any outstanding, unvested shares of our common stock.

Narrative to Director Compensation Table

For 2013, all non-employee directors received an annual cash retainer of $56,000. The Chairman of the Audit Committee received an additional annual retainer of $20,000, the Chairman of the Compensation Committee received an additional annual retainer of $15,000 and the Chairman of the Nominating and Governance Committee received an additional retainer of $10,000. All of our non-employee directors receive $1,500 for each Board of Directors, Audit Committee, Compensation Committee, Nominating and Governance Committee, and Conflicts Committee meeting attended. Payment of non-employee director fees is generally made twice annually, at the second regularly scheduled meeting of the Board of Directors and at the final regularly scheduled meeting of the Board of Directors for the fiscal year. All non-employee directors are reimbursed for out-of-pocket expenses incurred in attending Board of Director and committee meetings.

A director who is also an employee receives no additional compensation for services as a director. Accordingly, the Summary Compensation Table reflects total compensation received by Messrs. Joyce, Perkins and Whalen for services performed for us and our affiliates.

Director Long-term Equity Incentives. We granted equity awards in January 2013 to our non-employee directors under the Stock Incentive Plan. Each of these directors received an award of 1,492 fully vested shares of our common stock, which reflected our intent to provide them with a target value of approximately $80,000 in annual long-term incentive awards. The awards are intended to align the long-term interests of our directors with those of our shareholders.

Changes for 2014

In January 2014, the Board of Directors approved changes to our non-employee director compensation for the 2014 fiscal year by increasing the annual cash retainer for service on our Board of Directors to $61,000 per year.

Director Long-term Equity Incentives. In January 2014, each of our non-employee directors received an award of 1,033 fully vested shares of our common stock under the Stock Incentive Plan, which reflects our desire to increase the target value of the annual awards from approximately $80,000 to $90,000 per year.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s “Corporate Governance Guidelines” cover the following principal subjects:

•	Role and functions of the Board of Directors

•	Qualifications and independence of directors

•	Size of the Board of Directors and director selection process

•	Committee functions

•	Meetings of non-employee directors

•	Self-evaluation

•	Ethics and conflicts of interest (a copy of the current “Code of Conduct” is posted on the Company’s website at http://ir.targaresources.com/trc/documentdisplay.cfm?DocumentID=7959)

•	Compensation of the Board of Directors

•	Succession planning

•	Access to senior management and to independent advisors

•	New director orientation

•	Continuing education

The Corporate Governance Guidelines are posted on the Company’s website at http://ir.targaresources.com/trc/documentdisplay.cfm?DocumentID=7958. The Corporate Governance Guidelines will be reviewed periodically, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

Mr. Joyce has served as Executive Chairman of the Board of the Company’s Board of Directors since January 1, 2012 and as a director of the Company since its formation on October 27, 2005. Mr. Joyce previously served as Chief Executive Officer of the Company between October 27, 2005 and December 31, 2011. Mr. Perkins has served as Chief Executive Officer and as a director of the Company since January 1, 2012. Mr. Whalen previously served as the Executive Chairman of the Company’s Board of Directors between October 25, 2010 and December 31, 2011. Our bylaws allow the same individual to hold the position of Chief Executive Officer and Chairman of the Board of Directors.

To ensure a strong and independent board, all directors of the Company, other than Messrs. Joyce, Perkins and Whalen, are independent. The Board of Directors regularly meets in executive session without the presence of the CEO or other members of management. The Company’s Corporate Governance Guidelines appoint Mr. Kagan as chair, or another director that the Board of Directors designates, of meetings of the non-management directors.

In his capacity as chair of the meetings of non-management directors, Mr. Kagan provides, in conjunction with the Executive Chairman and the CEO, leadership and guidance to the Board of Directors. He also (i) establishes the agenda for each meeting of the non-management directors and (ii) provides the board’s guidance and feedback to the Executive Chairman, the CEO and the Company’s management team. All directors are encouraged to suggest the inclusion of agenda items or revisions to meeting materials, and any director is free to raise at any board meeting items that are not on the agenda for that meeting.

Given the strong leadership of the Company’s Executive Chairman and the CEO, the effective counterbalancing role of the chair of the non-management directors and a board comprised of strong and independent directors, the board believes that, at the present time, the current structure of the board best serves the interests of the Company and its stockholders.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including Mr. Kagan), any committee of the Board of Directors, or our non-management directors as a group, by writing to them at Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, Attention: Secretary. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board of Directors.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that all five non-employee directors (Messrs. Crisp, Kagan, Tong and Redd and Ms. Fulton) are independent.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors evaluated the members of the Audit Committee in December 2010 for financial literacy and the attributes of a financial expert. The Board of Directors also evaluated a new member of the Audit Committee in February 2013 for financial literacy. The Board of Directors determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Mr. Tong, is an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

Except for the responsibilities of the Audit Committee discussed below, the Board of Directors as a whole (including the committees of the Board of Directors) oversees the assessment of major risks of the Company and the management of such risks, while the board of directors of the General Partner (including the committees of such board) oversees the assessment and management of major risks of the Partnership’s businesses and operations. For example, the Board of Directors:

•

reviews and approves the Company’s annual business plan and capital budget and reviews with management on at least a quarterly basis the Company’s financial performance, including any variations from the annual business plan and capital budget;

•

has established specific dollar limits on the commitment authority of members of senior management and requires board approval of the Company’s capital expenditures and investments exceeding that authority; and

•	monitors the Company’s interest rate hedging activities.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks such as the credit risks associated with counterparty exposure. Management and the Company’s external auditors report regularly to the Audit Committee on those subjects. The Board of Directors has considered, and is comfortable with, its choice of leadership structure. Since the Board of Directors’ leadership structure appropriately allows for its role as manager of risks of the Company, such role does not separately impact the Board of Directors’ choice of leadership structure.

Attendance at Annual Meetings

While there is no formal attendance policy, the Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. We anticipate that the majority of our directors will attend the Annual Meeting. Seven of the eight directors attended the annual meeting of stockholders in 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock and the beneficial ownership of the Partnership’s common units as of March 28, 2014 (unless otherwise indicated) held by:

•	each person who beneficially owns 5% or more of our then outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC. In general, these rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and include, among other things, securities that an individual has the right to acquire within 60 days. Unless otherwise indicated, the stockholders and unitholders identified in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them. Percentage ownership calculations for any security holder listed in the table below are based on 42,158,748 shares of our common stock and 113,494,218 common units of the Partnership outstanding on March 28, 2014.

	Targa Resources Partners LP		Targa Resources Corp.
Name of Beneficial Owner (1)	Common Units Beneficially Owned (9)	Percentage of Common Units Beneficially Owned (9)	Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Prudential Financial, Inc. (2)	—	—	4,459,190	10.6%
BAMCO Inc (3)	—	—	2,272,646	5.4%
Rene R. Joyce (4)	81,000	*	1,068,241	2.5%
Joe Bob Perkins (5)	32,100	*	617,222	1.5%
Michael A. Heim (6)	8,000	*	503,119	1.2%
James W. Whalen (7)	111,152	*	612,472	1.5%
Matthew J Meloy	6,000	*	54,176	*
Peter R. Kagan (8)	16,496	*	47,012	*
Chris Tong	23,150	*	62,625	*
Charles R. Crisp	11,350	*	153,966	*
Ershel C. Redd Jr.	1,100	*	6,886	*
Laura C. Fulton	—	*	2,525	*
All directors and executive officers as a group (14 persons)	358,348	*	4,414,194	10.5%

*	Less than 1%.
(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 1000 Louisiana Street, Suite 4300, Houston, Texas 77002.
(2)	As reported on Schedule 13G/A as of December 31, 2013 and filed with the SEC on January 29, 2014, the business address for Prudential Financial, Inc. (“Prudential”) is 751 Broad Street, Newark, New Jersey 07102-3777. Through its parent/subsidiary relationship, Prudential may be deemed the beneficial owner of securities owned by Jennison Associates LLC, Prudential Investment Management, Inc. and Quantitative Management Associates LLC and may have direct or indirect voting and/or investment discretion over 4,459,190 shares. Of the 4,459,190 shares reported as beneficially held by Prudential, Prudential has reported that it has shared voting and dispositive power with respect to 4,140,389 of these shares.
(3)	As reported on Schedule 13G/A as of December 31, 2013 and filed with the SEC on February 14, 2014, the business address for BAMCO Inc (“BAMCO”) is 767 Fifth Avenue, 49th Floor, New York, NY 10153. Of the 2,272,646 shares reported as beneficially held by BAMCO, BAMCO has reported that it has no voting power with respect to 200,000 shares.
(4)	Shares of common stock beneficially owned by Mr. Joyce include: (i) 230,959 shares issued to The Rene Joyce 2010 Grantor Retained Annuity Trust, of which Mr. Joyce and his wife are co-trustees and have shared voting and investment power; and (ii) 561,292 shares issued to The Kay Joyce 2010 Family Trust, of which Mr. Joyce’s wife is trustee and has sole voting and investment power.
(5)	Shares of common stock beneficially owned by Mr. Perkins include 407,370 shares issued to the Perkins Blue House Investments Limited Partnership (“PBHILP”). Mr. Perkins is the sole member of JBP GP, L.L.C., one of the General Partners of the PBHILP.

(6)	Shares of common stock beneficially owned by Mr. Heim include: (i) 157,378 shares issued to The Michael Heim 2009 Family Trust, of which Mr. Heim and his son are co-trustees and have shared voting and investment power; (ii) 101,672 shares issued to The Patricia Heim 2009 Grantor Retained Annuity Trust, of which Mr. Heim and his wife are co-trustees and have shared voting and investment power; (iii) 63,973 shares issued to the Pat Heim 2012 Family Trust, of which Mr. Heim’s wife and son serve as co-trustees and have shared voting and investment power; (iv) 42,000 shares issued to the Heim 2012 Children’s Trust, of which Mr. Heim serves as trustee; and (v) 21,972 shares held by Mr. Heim’s wife of which Mr. Heim and his wife have shared voting and investment power.
(7)	Shares of common stock beneficially owned by Mr. Whalen include 436,249 shares issued to the Whalen Family Investments Limited Partnership.
(8)	Shares of common stock beneficially owned by Mr. Kagan include: (i) 13,176 shares issued to the Sharon Lynn Kagan 2013 Trust, of which Mr. Kagan serves as trustee; (ii) 9,882 shares issued to the Gerard & E. Beth Smetana 2013 Trust, of which Mr. Kagan’s wife serves as trustee; and (iii) 9,882 shares issued to the Gerald M. Kagan 2013 Trust, of which Mr. Kagan serves as trustee.
(9)	The common units of the Partnership presented as being beneficially owned by our directors and officers do not include the common units held indirectly by us that may be attributable to such directors and officers based on their ownership of equity interests in us.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2013 regarding our long-term incentive plans, under which our common stock is authorized for issuance to employees, consultants and directors of us, the General Partner and its affiliates. Our sole equity compensation plan, under which we will make equity grants in the future, is our 2010 Incentive Plan, which was approved by our stockholders prior to our initial public offering.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
		(a)		(b)		(c)
Equity compensation plans approved by security holders	—		—		3,168,126	(1)
Equity compensation plans not approved by security holders	—		—		—

Total	—		—		3,168,126

(1)	Generally, awards of restricted stock to our officers and employees under the 2010 Incentive Plan are subject to vesting over time as determined by the Compensation Committee and, prior to vesting, are subject to forfeiture. Stock incentive plan awards may vest in other circumstances, as approved by the Compensation Committee and reflected in an award agreement. Restricted stock is issued, subject to vesting, on the date of grant. The Compensation Committee may provide that dividends on restricted stock are subject to vesting and forfeiture provisions, in which case such dividends would be held, without interest, until they vest or are forfeited.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2013.

TRANSACTIONS WITH RELATED PERSONS

Our Relationship with Targa Resources Partners LP and its General Partner

Our only cash generating assets consist of our interests in the Partnership, which as of March 28, 2014 consists of the following:

•	a 2.0% general partner interest in the Partnership, which we hold through our 100% ownership interests in the General Partner;

•	all of the outstanding IDRs of the Partnership; and

•	12,945,659 of the 113,494,218 outstanding common units of the Partnership, representing an 11.4% limited partnership interest.

Reimbursement of Operating and General and Administrative Expense

Under the terms of the Partnership’s partnership agreement (the “partnership agreement”), the Partnership reimburses us for all direct and indirect expenses, as well as expenses otherwise allocable to the Partnership in connection with the operation of the Partnership’s business, incurred on the Partnership’s behalf, which includes operating and direct expenses, including compensation and benefits of operating personnel, and for the provision of various general and administrative services for the Partnership’s benefit. We perform centralized corporate functions for the Partnership, such as legal, accounting, treasury, insurance, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, engineering and marketing. The Partnership reimburses us for the direct expenses to provide these services as well as other direct expenses we incur on the Partnership’s behalf, such as compensation of operational personnel performing services for the Partnership’s benefit and the cost of their employee benefits, including 401(k), pension and health insurance benefits. The General Partner determines the amount of general and administrative expenses to be allocated to the Partnership in accordance with the partnership agreement. Other than our direct costs of being a reporting company, so long as our only cash-generating asset consists of our interests in the Partnership, substantially all of our general and administrative costs have been, and will continue to be, allocated to the Partnership.

Competition

We are not restricted, under the Partnership’s partnership agreement, from competing with the Partnership. We may acquire, construct or dispose of additional midstream energy or other assets in the future without any obligation to offer the Partnership the opportunity to purchase or construct those assets.

Registration Rights Agreement

Agreement with Series B Preferred Stock Investors

On October 31, 2005, we entered into an amended and restated registration rights agreement with the holders of our then outstanding Series B preferred stock that received or purchased 6,453,406 shares of preferred stock pursuant to a stock purchase agreement dated October 31, 2005. Pursuant to the registration rights agreement, we agreed to register the sale of shares of our common stock that holders of such preferred stock received upon conversion of the preferred stock, under certain circumstances.

Demand Registration Rights

At any time, the qualified holders have the right to require us by written notice to register a specified number of shares of common stock in accordance with the Securities Act and the registration rights agreement. The qualified holders have the right to request up to an aggregate of five registrations; provided that such qualified holders are not limited in the number of demand registrations that constitute “shelf” registrations pursuant to Rule 415 under the Securities Act. In no event shall more than one demand registration occur during any six-month period or within 120 days after the effective date of a registration statement we file, provided that no demand registration may be prohibited for that 120-day period more than once in any 12-month period.

Piggy-back Registration Rights

If, at any time, we propose to file a registration statement under the Securities Act with respect to an offering of common stock (subject to certain exceptions), for our own account, then we must give at least 15 days’ notice prior to the anticipated filing date to all holders of registrable securities to allow them to include a specified number of their shares in that registration statement. We will be required to maintain the effectiveness of that registration statement until the earlier of 180 days after the effective date and the consummation of the distribution by the participating holders.

Conditions and Limitations; Expenses

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.

Contracts with Affiliates

Indemnification Agreements with Directors and Officers

The Partnership and the General Partner have entered into indemnification agreements with each independent director of the General Partner. Each indemnification agreement provides that each of the Partnership and the General Partner will indemnify and hold harmless each indemnitee against Expenses (as defined in the indemnification agreement) to the fullest extent permitted or authorized by law, including the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if the Partnership or the General Partner is jointly liable in the proceeding with the indemnitee, the Partnership and the General Partner will contribute funds to the indemnitee for his Expenses (as defined in the in the Indemnification Agreement) in proportion to relative benefit and fault of the Partnership or the General Partner, on the one hand, and indemnitee, on the other hand, in the transaction giving rise to the proceeding.

Each indemnification agreement also provides that the Partnership and the General Partner will indemnify and hold harmless the indemnitee against Expenses incurred for actions taken as a director or officer of the Partnership or the General Partner or for serving at the request of the Partnership or the General Partner as a director or officer or another position at another corporation or enterprise, as the case may be, but only if no final and non-appealable judgment has been entered by a court determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal proceeding, the indemnitee acted with knowledge that the indemnitee’s conduct was unlawful. The indemnification agreement also provides that the Partnership and the General Partner must advance payment of certain Expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is ultimately determined that the Indemnitee is not entitled to indemnification.

We have entered into parent indemnification agreements with each of our directors and officers, including directors and officers who serve or served as directors and/or officers of the General Partner. Each parent indemnification agreement provides that we will indemnify and hold harmless each indemnitee for Expenses (as defined in the parent indemnification agreement) to the fullest extent permitted or authorized by law, including the Delaware General Corporation Law, in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if we and the indemnitee are jointly liable in the proceeding, we will contribute funds to the indemnitee for his Expenses in proportion to relative benefit and fault of us and indemnitee in the transaction giving rise to the proceeding.

Each parent indemnification agreement also provides that we will indemnify the indemnitee for monetary damages for actions taken as our director or officer or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be but only if (i) the indemnitee acted in good faith and, in the case of conduct in his official capacity, in a manner he reasonably believed to be in our best interests and, in all other cases, not opposed to our best interests and (ii) in the case of a criminal proceeding, the indemnitee must have had no reasonable cause to believe that his conduct was unlawful. The parent indemnification agreement also provides that we must advance payment of certain Expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is it is ultimately determined that the indemnitee is not entitled to indemnification.

Indemnification Agreements with the Partnership

We have agreed to indemnify the Partnership for losses relating to income tax liabilities attributable to pre-IPO operations that are not reserved on the books of the predecessor business of the North Texas System as of February 14, 2007. We do not have any obligation under this indemnification until the Partnership’s aggregate losses exceed $250,000. Our obligation under this indemnification will terminate upon the expiration of any applicable statute of limitations. The Partnership will indemnify us for all losses attributable to the post-IPO operations of the North Texas System.

Transactions with Related Persons

Relationship with Sajet Resources LLC

Former holders of our pre-IPO common equity, including certain of our executives and directors, own a controlling interest in Sajet Resources LLC (“Sajet”), which was spun-off in December 2010 prior to the IPO. Sajet owns certain technology rights, real property and ownership interests in Allied CNG Ventures LLC. We provide general and administrative services to Sajet and are reimbursed for these amounts at our actual cost. During 2013, we were reimbursed $1.5 million for such services provided.

Relationship with Tesla Resources LLC

In September 2012, Tesla Resources LLC (“Tesla”) was spun-off from Sajet. Tesla has ownership interests in Floridian Natural Gas Storage Company LLC (“Floridian”). We provide general and administrative services to Tesla and Floridian and are reimbursed for these amounts at our actual cost. During 2013, we were reimbursed $0.2 million for such services provided.

Relationship with Laredo Petroleum Holdings Inc.

Peter Kagan, one of our directors, is a Managing Director of Warburg Pincus LLC and is also a director of Laredo Petroleum Holdings Inc. (“Laredo”), from whom the Partnership buys natural gas and natural gas liquids (“NGL”) products. Affiliates of Warburg Pincus LLC own a controlling interest in Laredo. Purchases from Laredo during 2013 totaled $108.6 million. These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Relationship with Total Safety US Inc.

Joe Bob Perkins, our Chief Executive Officer, is also a member of the Board of Managers of W3 Holdings, LLC, parent company of Total Safety US Inc. (“Total Safety”) which provides the Partnership safety services and equipment, including detection and monitoring systems. Affiliates of Warburg Pincus own a controlling interest in Total Safety. During 2013, the Partnership made payments of $0.3 million to Total Safety. These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Relationships with Sequent Energy Management, LP, NICOR Energy, EOG Resources Inc. and IntercontinentalExchange, Inc.

Charles R. Crisp, one of our directors, is a director of AGL Resources, Inc., parent company of Sequent Energy Management, LP (“Sequent”) and Northern Illinois Gas Company d/b/a NICOR Energy (“NICOR”). The Partnership purchases and sells natural gas and NGL products from and to Sequent and sells natural gas products to NICOR. Mr. Crisp also serves as a director of EOG Resources Inc. (“EOG”) from whom the Partnership purchases natural gas and NGL products. Mr. Crisp is also a director of IntercontinentalExchange Group Inc., parent company of ICE US OTC Commodity Markets LLC (“ICE”) from whom the Partnership purchases brokerage services. The following table shows the Partnership’s transactions with each of these entities during 2013.

	Sales	Purchases
	(In millions)
Sequent	$9.3	$8.2
EOG	12.8	14.9
ICE	—	0.1
NICOR	42.6	—

These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Relationships with Martin Gas Sales and Southwest Energy LP

Ershel C. Redd, one of our directors, has an immediate family member who is an officer of Martin Gas Sales, which is a subsidiary of Martin Midstream Partners LP (“Martin”), and an immediate family member who is an officer and part owner of Southwest Energy LP (“Southwest Energy”) from and to whom the Partnership purchases and sells natural gas and NGL products. The following table shows the Partnership’s transactions with each of these entities during 2013.

	Sales	Purchases
	(In millions)
Martin	$7.3	$1.2
Southwest Energy	3.8	16.3

These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between the General Partner and its affiliates (including us), on the one hand, and the Partnership and its other limited partners, on the other hand. The directors and officers of the General Partner have fiduciary duties to manage the General Partner and us, if applicable, in a manner beneficial to our owners. At the same time, the General Partner has a fiduciary duty to manage the Partnership in a manner beneficial to it and its unitholders. Please see “—Review, Approval or Ratification of Transactions with Related Persons” below for additional detail of how these conflicts of interest will be resolved.

Review, Approval or Ratification of Transactions with Related Persons

Our policies and procedures for approval or ratification of transactions with “related persons” are not contained in a single policy or procedure. Instead, they are reflected in the general operation of our Board of Directors, consistent with past practice. Prior to our IPO, an agreement among our stockholders prohibited us from entering into, modifying, amending or terminating any transaction (other than certain compensatory arrangements and sales or purchases of capital stock) with an executive officer, director or affiliate without the prior written consent of the holders of at least a majority of our outstanding shares. We distribute and review a questionnaire to our executive officers and directors requesting information regarding, among other things, certain transactions with us in which they or their family members have an interest. If a conflict or potential conflict of interest arises between us and our affiliates (excluding the Partnership), on the one hand, and the Partnership and its limited partners (other than us and our affiliates), on the other hand, the resolution of any such conflict or potential conflict is addressed as described under “—Conflicts of Interest.” Pursuant to our Code of Conduct, our officers and directors are required to abandon or forfeit any activity or interest that creates a conflict of interest between them and us or any of our subsidiaries, unless the conflict is pre-approved by our Board of Directors.

Whenever a conflict arises between the General Partner or its affiliates, on the one hand, and the Partnership or any other partner, on the other hand, the General Partner will resolve that conflict. The Partnership’s partnership agreement contains provisions that modify and limit the General Partner’s fiduciary duties to the Partnership’s unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

The General Partner will not be in breach of its obligations under the partnership agreement or its duties to the Partnership or its unitholders if the resolution of the conflict is:

•	approved by the General Partner’s conflicts committee, although the General Partner is not obligated to seek such approval;

•	approved by the vote of a majority of the Partnership’s outstanding common units, excluding any common units owned by the General Partner or any of its affiliates;

•	on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or

•

fair and reasonable to the Partnership, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to the Partnership.

The General Partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. If the General Partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third or fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith and in any proceeding brought by or on behalf of any limited partner of the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in the partnership agreement, the General Partner or its conflicts committee may consider any factors they determine in good faith to consider when resolving a conflict. When the partnership agreement provides that someone act in good faith, it requires that person to believe he is acting in the best interests of the Partnership.

Director Independence

Messrs. Crisp, Kagan, Redd and Tong and Ms. Fulton are our independent directors under the NYSE’s listing standards. Our Board of Directors examined the commercial relationships between us and companies for whom our independent directors serve as directors or with whom family members of our independent directors have an employment relationship. The commercial relationships reviewed consisted of product and services purchases and product sales at market prices consistent with similar arrangements with unrelated entities.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee operates under a written charter approved by the Board of Directors. The charter, among other things, provides that the Audit Committee has authority to appoint, retain and oversee the independent auditor and is available on our website at http://ir.targaresources.com/trc/documentdisplay.cfm?DocumentID=7955. Messrs. Tong and Redd and Ms. Fulton are the current members of our Audit Committee.

In this context, the Audit Committee:

•

reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•

reviewed with PricewaterhouseCoopers LLP, our independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•

received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence from the Company and its subsidiaries, and has discussed with PricewaterhouseCoopers LLP the firm’s independence;

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting;

•

based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC; and

•	approved the selection and appointment of PricewaterhouseCoopers LLP to serve as our independent auditors.

This report has been furnished by the members of the Audit Committee of the Board of Directors:

Audit Committee

Chris Tong, Chairman

Laura C. Fulton

Ershel C. Redd Jr.

The report of the Audit Committee in this report shall not be deemed incorporated by reference into any other filing by Targa Resources Corp. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

ITEM TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent auditors of the Company for 2014. PricewaterhouseCoopers LLP has audited the Company’s consolidated financial statements since 2005. The 2013 audit of the Company’s annual consolidated financial statements was completed on February 14, 2014.

The Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

We have engaged PricewaterhouseCoopers LLP as our principal accountant. The following table summarizes fees we were billed by PricewaterhouseCoopers LLP for independent auditing, tax and related services for each of the last two fiscal years, all of which have been approved by the Audit Committee:

	2013	2012
	(In millions)
Audit fees (1)	$3.0	$3.1
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	—	—

	$3.0	$3.1

(1)	Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with (i) the integrated audit of our annual financial statements and internal control over financial reporting, (ii) the review of our quarterly financial statements or (iii) those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters. This information is presented as of the latest practicable date for this proxy statement.
(2)	Audit-related fees represent amounts we were billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews of our financial statements and are not reported under audit fees.
(3)	Tax fees represent amounts we were billed in each of the years presented for professional services rendered in connection with tax compliance, tax advice and tax planning.
(4)	All other fees represent amounts we were billed in each of the years presented for services not classifiable under the other categories listed in the table above. No such services were rendered by PricewaterhouseCoopers LLP during the last two years.

The Audit Committee has approved the use of PricewaterhouseCoopers LLP as our independent principal accountant. All services provided by our independent auditor are subject to pre-approval by the Audit Committee. The Audit Committee is informed of each engagement of the independent auditor to provide services to us.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the auditors of the Company for 2014.

ITEM THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

We are asking our stockholders to provide advisory, non-binding approval of the compensation paid to our named executive officers, as described in the “Executive Compensation and Other Information” section of this proxy statement, beginning on page 10. Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the CD&A section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy is to pay our executives based on performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, other companies in the same and closely related industries, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our named executive officers (including potential payouts upon a termination or change of control) are reasonable and not excessive. As you consider this Item Three, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including information about our compensation philosophy and objectives and the past compensation of our named executive officers, and to review the tabular disclosures regarding named executive officer compensation together with the accompanying narrative disclosures in the “Executive Compensation and Other Information” section of this proxy statement. Among the program features incorporated by the Compensation Committee to align with our executive compensation philosophy are the following:

•	annual base salary, which is competitive fixed-cash compensation that is important in attracting and retaining key executives;

•	discretionary annual cash incentive bonus awards tied to the achievement of annual financial, operational and strategic business priorities to align officers with annual business results;

•

equity-settled performance unit awards under the Partnership’s long-term incentive plan to provide a competitive target total direct compensation opportunity substantially contingent on performance relative to the LTIP Peer Group;

•	restricted stock awards under our stock incentive plan to provide an opportunity for a meaningful and sustained ownership stake and alignment with sustained long-term value creation;

•	participation in our 401(k), health and welfare plans on the same basis as all of our other employees;

•	“double-trigger” cash change in control payments to help mitigate possible disincentives to pursue value-added transactions; and

•	no perquisites other than minimal parking subsidies.

Section 14A of the Exchange Act requires, among other things, a non-binding advisory “Say on Pay” vote and gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

As an advisory vote, Item Three is not binding on our Board of Directors or the Compensation Committee, will not overrule any decisions made by our Board of Directors or the Compensation Committee, and will not require our

Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers. In particular, to the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Text of the Resolution to be Adopted

We are asking stockholders to vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including the CD&A, the 2013 Summary Compensation Table and the other related tables and disclosures.”

Vote Required

The affirmative vote of stockholders holding at least a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the 2014 Annual Meeting is required for approval of Item Three. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

ITEM FOUR

A SHAREHOLDER PROPOSAL REGARDING PUBLICATION OF A REPORT ON METHANE EMISSIONS

Arjuna Capital/Baldwin Brothers Inc., 204 Spring Street, Marion, MA 02738, telephone (508) 748-0800, is the beneficial owner of more than $2,000 worth of the Company’s common stock, and has notified the Company that it intends to present the following resolution at the Annual Meeting for action by the stockholders:

Statement by the Proponent Regarding Item Four

WHEREAS:

Methane’s impact on global temperature is 86x that of CO2 over a 20-year period, emissions contribute significantly to climate change. Methane represents over 25% of 20-year CO2 equivalent emissions in the EPA Greenhouse Gas Inventory.

Studies from the National Oceanic and Atmospheric Administration (NOAA), Harvard University, the University of Colorado, and the University of Texas estimate highly varied methane leakage rates as a percentage of production, creating uncertainty and garnering attention from Forbes and The New York Times, where methane leakage was referred to as “the Achilles’ heel of hydraulic fracturing” and it was reported “Emissions of Methane in US Exceed Estimates.”

A November 2013 study, “Anthropogenic Emissions of Methane in the United States,” finds EPA prescribed methodologies “underestimate methane emissions nationally by a factor of ~1.5.” The EPA’s auditor refers to current emissions estimates as being of “questionable quality.”

The IEA highlights the risk of failing to implement best practice methane management in “Golden Rules for a Golden Age of Gas,” recommending actions “necessary to realise the economic and energy security benefits [of gas development] while meeting public concerns.” Recommended actions are to “eliminate venting, minimise flaring,” and “consider setting targets on emissions as part of their overall strategic policies to win public confidence.”

Reducing methane emissions in upstream oil and gas production is one of four policies proposed by the International Energy Agency (IEA) that “could stop the growth in global energy-related emissions by the end of this decade at no net economic cost.” The policies “rely only on existing technologies” and “would not harm economic growth.”

A failure by companies to proactively reduce methane emissions may invite more rigorous regulations.

We believe Targa’s social license to operate is at risk and the Company has a responsibility to implement a comprehensive management program. We recognize some operations may incorporate best practice management; however, the risk of leaks at high growth or select geographies can negate best practices elsewhere.

Methane leakage has a direct economic impact on Targa, as lost gas is not available for sale. The National Resource Defense Council estimates control processes could generate $2 billion in annual revenues for the industry and reduce methane pollution eighty percent.

A strong program of measurement, mitigation, and disclosure would indicate a reduction in regulatory and legal risk, as well as efficient operations maximizing gas for sale and shareholder value.

RESOLVED:

Shareholders request that Targa issue a report (by October 2014, at reasonable cost, omitting proprietary information) for investors that reviews the Company’s policies, actions, and plans to measure, mitigate, disclose, and set quantitative reduction targets for methane emissions resulting from all operations under the Company’s financial or operational control.

SUPPORTING STATEMENT:

The Global Reporting Initiative and Carbon Disclosure Project provide guidelines to disclose methane emissions. We believe a report adequate for investors to assess strategy would include the leakage rate as a percentage of production, how the Company is measuring and mitigating emissions, best practices, worst performing assets, and environmental impact.

Statement by the Board of Directors Regarding Item Four

The Board of Directors unanimously recommends a vote AGAINST the stockholder proposal described in this Item Four.

The Partnership is committed to providing midstream natural gas and natural gas liquids services, as well as crude oil gathering and petroleum terminaling, in an environmentally responsible manner and in compliance with applicable federal, state and local environmental laws, including laws regulating emissions of greenhouse gases (“GHG”) such as methane. Accordingly, the Partnership currently measures, mitigates, and takes action to reduce methane emissions from its operations. The proposed report would unnecessarily alter, add to and hinder existing efforts at great cost, providing little if any benefit to the Partnership and its unitholders or the Company and its stockholders.

The federal government, as well as the states, have begun to stringently regulate GHG emissions, including methane. For example, the United States Environmental Protection Agency (“EPA”) has adopted regulations under the Clean Air Act that, among other things, require Prevention of Significant Deterioration (“PSD”) construction permits and Title V operating permits for major sources of GHG emissions. Facilities required to obtain PSD permits for their GHG emissions must meet “best available control technology” standards that will be established by the states or, in some cases, by the EPA on a case-by-case basis. The Partnership is complying and will continue to comply with these permitting requirements. In addition, the EPA has adopted rules requiring the monitoring and reporting of GHG emissions from certain industrial facilities, including oil and gas transmission and storage facilities, on an annual basis. We are measuring and monitoring GHG emissions from the Partnership’s operations in accordance with the GHG emissions reporting rule and believe that the Partnership’s monitoring and reporting activities are in compliance with applicable reporting obligations. Accordingly, the Partnership estimates and reports to EPA GHG emissions, including methane, from many of its facilities.

Moreover, the Partnership already has a program of emissions mitigation. The Partnership complies with state and federal air quality regulations that require the Partnership to carry out leak detection and repair (“LDAR”) programs at many of its facilities. These LDAR programs enable the Partnership to identify and repair leaks from certain equipment, reducing emissions, including methane emissions. The Partnership further reduces methane emissions by employing similar practices at other facilities that are not required by state or federal law to implement LDAR programs. Furthermore, the natural gas gathering and processing services that the Partnership provides help to reduce methane emissions from oil and gas exploration and production activities by providing oil and gas producers a means to gather, process and transport natural gas to market, which serves to limit the emission or flaring of natural gas. Indeed, the very nature of the Partnership’s gathering and processing business gives the Partnership every incentive to help identify and mitigate methane emissions related to oil and gas exploration and production.

The Partnership also takes steps beyond those required by law to reduce methane emissions. The Partnership participates in EPA’s Natural Gas STAR Program which is a flexible, voluntary partnership that encourages oil and natural gas companies—both domestically and abroad—to adopt cost-effective technologies and practices that improve operational efficiency and reduce emissions of methane. In 2012, the Partnership was awarded the EPA Gas STAR Gathering and Processing Partner of the Year award. As evidenced by this award, the Partnership proactively strives for and achieves reductions in methane emissions. Through these efforts, we have proven our commitment to environmental sustainability and recognize the importance of environmental stewardship and the growing interest concerning levels of emissions of GHG and their potential effects on the earth’s climate.

For these reasons, the actions requested of the Company by the shareholder proposal would amount to corporate waste and would likely produce a report with little practical value to the Company, to its investors and to the environment, all at the expense of shareholder and unitholder dollars. To create the report called for by the proposal would require an extensive analysis of many individual field facilities operated by the Partnership, unnecessarily layering additional requirements on top of existing focused and effective efforts to measure, mitigate, and reduce methane emissions.

In light of (i) the costs associated with the preparation of the report requested in the proposal, (ii) such a report’s minimal value in assisting the Partnership in improving its environmental performance, which the Partnership continues to monitor and address through what it believes are more cost effective and relevant means, and (iii) the fact that reduction targets would not produce environmental benefits beyond the Partnership’s existing efforts to minimize such emissions in a cost-efficient fashion, the Board of Directors believes that the preparation of such a report and the setting of reduction targets would ultimately be detrimental to the Company’s stockholders and the Partnership’s unitholders as a waste of corporate funds. The Board of Directors believes that the long-term interests of stockholders and unitholders are best served by the Partnership growing, managing and operating the businesses in a financially responsible manner that is focused on long-term value creation with due regard for the environment, which the Partnership continuously strives to achieve.

For the foregoing reasons, the Board of Directors unanimously recommends a vote AGAINST the stockholder proposal.

STOCKHOLDER PROPOSALS FOR 2015; IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for action at the 2015 annual meeting of Stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than December 8, 2014, unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.

Any stockholder of the Company who desires to submit a proposal for action at the 2015 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between January 29, 2015 and February 28, 2015, unless the Company notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by the Company on or before February 28, 2015, then the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.

“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board the Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. When recommending director candidates, the Nominating and Governance Committee considers and reviews each candidate’s relevant skills and experience, business judgment, service on boards of directors of other companies, personal and professional integrity, including commitment to the Company’s core values, openness and ability to work as part of a team, the overall variety and mix of experience, skills, attributes and viewpoints of the Board of Directors, taken as a whole, willingness to commit the required time to serve as a board member and familiarity with the Company and its industry.

Although the Nominating and Governance Committee does not have a formal policy with respect to diversity, the Committee considers the diversity of, and the optimal enhancement of the current mix of talent and experience on the Board of Directors and endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints. The Nominating and Governance Committee believes it has achieved that balance through the representation on the board of members having experience in various sectors of the energy industry, finance, accounting and investment analysis, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers and shareholders. In addition, the Nominating and Governance Committee from time to time may engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2015 if that nomination is submitted in writing, between January 29, 2015 and February 28, 2015, to Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, Attention: Secretary. The Nominating and Governance Committee treats recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

a)	the nominee’s name, address and other personal information;

b)	the number of shares of each class and series of stock of the Company held by such nominee;

c)	the nominating stockholder’s name, residential address and telephone number, and business address and telephone number; and

d)	all other information required to be disclosed pursuant to Regulation 14A of the Securities and Exchange Act of 1934.

Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Written requests for inclusion of any stockholder proposal should be addressed to Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, Attention: Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

Solicitation of Proxies may be made by internet, mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Georgeson Inc. to assist in solicitation for a fee estimated not to exceed $20,000. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

PROXY MATERIALS, ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report on Form 10-K for the year ended December 31, 2013, is being made available to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2014:

OUR PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS AND THE ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT www.envisionreports.com/TRGP if you are a shareholder of record, and www.edocumentview.com/TRGP if you are a beneficial owner.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, will be sent to any stockholder without charge upon written request. One copy of the Notice, this proxy statement and our Annual Report on Form 10-K (the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002 or by calling (713) 584-1133. The Annual Report on Form 10-K is also available at the SEC’s website in its EDGAR database at www.sec.gov.

INTERNET AND PHONE VOTING

For shares of stock that are registered in your name, you may vote by internet or phone using procedures provided by Computershare Trust Company, N.A. Votes submitted by internet or phone must be received by 1:00 a.m., Eastern Time, on Thursday, May 29, 2013. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.

For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your Proxy or voting instruction card to determine whether you can vote by phone or electronically.

******

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIAL, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

Paul W. Chung

Secretary

Houston, Texas

April 7, 2014

Admission Ticket
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

PROXIES SUBMITTED BY THE INTERNET OR TELEPHONE MUST BE RECEIVED BY 1:00 A.M., EASTERN TIME, ON MAY 29, 2014.
Vote by Internet
• Go to www.envisionreports.com/TRGP
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch-tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3, and AGAINST Proposal 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Charles R. Crisp	☐	☐	02 - Laura C. Fulton	☐	☐	03 - James W. Whalen	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of Selection of Independent Auditors	☐	☐	☐	3. Advisory Vote on Executive Compensation	☐	☐	☐
	For	Against	Abstain
4. A Shareholder Proposal Regarding Publication of a Report on Methane Emissions	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3 and AGAINST Proposal 4. If any other matters come properly before the meeting, the person named in this proxy will vote in their discretion.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1UP X	+
01TIXD

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of

Targa Resources Corp. Stockholders

May 29, 2014, 8:00 a.m. Central Time

Wells Fargo Plaza, 1000 Louisiana Street, Suite 4300, Houston, TX 77002

For meeting directions, please call 713-584-1444

If you have received a paper copy of the proxy materials, you may elect to receive future proxy materials by email. If you choose to elect email delivery, please call toll free 1-800-662-7232 and provide your email address. Holders may also opt for future electronic delivery at www.envisonreports.com/TRGP. Beneficial holders may contact their broker and make this request.

Making this election will conserve both resources and the environmental impact of printing and mailing hard copies of proxy materials, thus saving trees, energy used and solid waste.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2014 Annual Meeting of Stockholders

1000 Louisiana Street, Suite 4300, Houston, Texas 77002

The undersigned stockholder of Targa Resources Corp. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2014 Annual Meeting of Stockholders and the Form 10-K for the fiscal year ended December 31, 2013 and hereby appoints Jeffery J. McParland and Paul W. Chung, or either of them, as proxies, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Targa Resources Corp. to be held on May 29, 2014 or at any postponement or adjournment thereof.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any adjournment thereof. Should the undersigned be present and choose to vote at the Annual Meeting, and once the Corporate Secretary is notified of the decision to terminate this proxy, then the power of the proxies will be terminated.

Continued and to be signed on the reverse side.